UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VENTAS, INC.

NOTICE OF 2013 ANNUAL MEETING OF
STOCKHOLDERS
AND
PROXY STATEMENT

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827

April 5, 2013

Dear Ventas Stockholder:

              You are cordially invited to attend Ventas, Inc.'s 2013 Annual Meeting of Stockholders, which will be held at 8:00 a.m. local (Central) time on Thursday, May 16, 2013, at 353 North Clark Street in Chicago, Illinois.

              Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

              Your vote is very important to our Board of Directors. I urge you to vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

              Our Board of Directors appreciates your continued support of Ventas, Inc.

Sincerely,

Debra A. Cafaro
 Chairman of the Board and Chief Executive Officer

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              The 2013 Annual Meeting of Stockholders of Ventas, Inc. will be held at 8:00 a.m. local (Central) time on Thursday, May 16, 2013, at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654. We are holding the Annual Meeting to consider and vote on the following matters:

    1.
    The election of eleven directors nominated by our Board of Directors and named in the Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

    2.
    The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;

    3.
    An advisory vote to approve our executive compensation;

    4.
    Four stockholder proposals, if presented at the meeting; and

    5.
    Such other business as may properly come before the meeting or any adjournments thereof.

              The Proxy Statement, which follows this Notice, describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

              You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of Ventas, Inc. common stock as of the close of business on March 18, 2013, the record date for the meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.

              Please vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.

By Order of the Board of Directors,

Kristen M. Benson
 Vice President, Associate General Counsel
    and Corporate Secretary

Chicago, Illinois
April 5, 2013

PROXY STATEMENT

OVERVIEW OF 2012 PERFORMANCE AND 2013 ANNUAL MEETING

We prepared the following overview to assist you in reviewing our 2012 performance and the matters to be considered at the 2013 Annual Meeting of Stockholders. For further information, please review our Annual Report on Form 10-K for the year ended December 31, 2012 and the other information contained in this Proxy Statement.

2012 Performance

       In 2012, we delivered our tenth consecutive year of growth in normalized Funds From Operations ("FFO"), which increased 44% to $1.1 billion, while our normalized FFO per diluted share rose 13% to $3.80.[1] Our cash flows from operations rose to nearly $1.0 billion, an increase of 28% year over year (74% excluding $202.3 million of net litigation proceeds received in 2011).
       We provided our stockholders with an annual cash dividend on our common stock of $2.48 per share in 2012, representing an 8% increase over 2011. Our total shareholder return ("TSR") of 22.3%, 68.4%, 82.7% and 835.4% for the one-, three-, five- and ten-year periods ended December 31, 2012, respectively, exceeded the returns of the S&P 500 index and the MSCI US REIT ("RMZ") index for each such period. Since January 1, 2000, we have delivered TSR of more than 3,400%, which is equivalent to a 32% compound annual TSR over this period.
Reflecting our growth in scale, our 2012 net operating income ("NOI") approximated $1.5 billion.[1] At December 31, 2012, we were the fourth largest real estate investment trust ("REIT") by market capitalization ($18.9 billion) and the eighth largest REIT by enterprise value ($27.3 billion).	Normalized FFO per Share

Consistent Superior Compound Annual TSR	10% Compound annual growth rate in cash dividend since 2002 32% Compound annual TSR for 13 years ended December 31, 2012

(1)
See Annex A to this Proxy Statement for reconciliations of normalized FFO to net income attributable to common stockholders computed in accordance with U.S generally accepted accounting principles ("GAAP") and NOI to net income computed in accordance with GAAP.

2012 Operational Highlights

We completed approximately $2.7 billion of investments that expanded our existing well balanced portfolio of high-quality assets to more than 1,400 properties and provided additional diversification by asset type, tenant/manager mix, geographic location, revenue source and operating model, including the following:

•

Acquisition of Cogdell Spencer Inc. ("Cogdell") and its 71 real estate assets (including properties owned through joint ventures) and its medical office building ("MOB") property management business

•

Acquisition of 16 senior housing communities managed by Sunrise Senior Living, LLC ("Sunrise")

•

Acquisition of various private investments funds (the "Funds") previously managed by Lazard Frères Real Estate Investors L.L.C. or its affiliates ("LFREI"), which Funds own a 34% interest in Atria Senior Living, Inc. ("Atria") and 3.7 million shares of our common stock

       We successfully executed on our strategic plan, as private pay assets accounted for approximately 97% of our 2012 real estate investments, and the unlevered cash yield on these investments was nearly 8% (measured at year end).

$14 billion Investments for three years ended December 31, 2012 >1,400 Properties in highly diversified portfolio >100 Operators in well balanced and highly diversified portfolio
2012 Balance Sheet and Liquidity Highlights
We continued to improve our attractive cost of capital and further strengthened our liquidity, enabling us to capitalize on strategic opportunities, including through the following:

•

Issuance of $2.6 billion of unsecured debt with a weighted average stated interest rate of 3.2% per annum and a weighted average maturity at the time of issuance of 7.7 years

•

Redemption or repayment of $580.4 million aggregate principal amount of unsecured senior notes scheduled to mature in 2012, 2016 and 2017 with a weighted average interest rate of 7.2% per annum and repayment of a $200.0 million unsecured term loan bearing interest at a rate of 4% per annum and scheduled to mature in 2013

       We maintained a strong balance sheet throughout 2012, demonstrated by our fixed charge coverage ratio of 4.2x and our net debt to adjusted pro forma EBITDA[2] of 5.4x at December 31, 2012.

       The strength of our balance sheet and our credit profile was recognized by Moody's Investors Service, Inc. ("Moody's") in December 2012, as it improved the outlook on our corporate credit rating from stable to positive.

31% Debt to total capitalization at December 31, 2012 10% Compound annual growth rate in normalized FFO per share since 2002

(2)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. See Annex A to this Proxy Statement for a reconciliation of net debt and adjusted pro forma EBITDA to the most directly comparable financial measures computed in accordance with GAAP.

2012 Executive Compensation

Elements of Executive Compensation

       Our executive compensation consists primarily of base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize variable pay and long-term equity incentive compensation over fixed pay and cash compensation to achieve greater alignment with stockholders, focus decision-makers on long-term value and encourage prudent evaluation of risks. See page 32 for a detailed discussion of the elements of our compensation program.

2012 Executive Compensation Decisions

       The 2012 executive compensation decisions made by our Executive Compensation Committee (the "Compensation Committee") and the independent members of our Board of Directors (the "Board") strongly supported our philosophy of promoting a performance- and achievement-oriented environment that provides the opportunity for our executive officers to earn market-competitive levels of compensation. In this regard, compensation granted to our Named Executive Officers for 2012 reflected our exceptional financial and operational performance during the year.

       As explained in more detail under "Executive Compensation—Compensation Discussion and Analysis" in this Proxy Statement, we achieved at or near maximum performance with respect to each of the performance metrics under our 2012 annual cash incentive plan:

       Our performance was also outstanding with respect to the performance metrics established under our 2012 long-term equity incentive plan:

       See page 33 for a detailed discussion of the compensation earned by our Named Executive Officers for their 2012 performance and the factors considered by our Compensation Committee and the independent members of our Board in determining this compensation.

2012 Compensation Practices at a Glance

✓

DO provide executive officers with the opportunity to earn market-competitive compensation through a balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards

✓

DO provide alignment between pay and performance by linking a substantial portion of total direct compensation to the achievement of a balanced mix of performance metrics established in advance by the Compensation Committee that drive stockholder value

✓

DO cap payouts for awards under our annual and long-term incentive plans

✓

DO require executive officers and directors to own and retain shares of our common stock that have significant value to further align interests with our stockholders

✓

DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance

✓

DO maintain a Compensation Committee comprised solely of independent directors

✓

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

•

DO NOT encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance metric and do not have guaranteed minimum or uncapped payouts

•

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits

•

DO NOT provide our Chief Executive Officer with tax gross-ups with respect to payments made in connection with a change of control

•

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities

•

DO NOT provide executive officers with excessive perquisites or other personal benefits

•

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without preapproval by the Audit and Compliance Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2012)

•

DO NOT benchmark executive compensation to target above the median of our comparative group of peer companies

2013 Annual Meeting of Stockholders

Attending the Annual Meeting

Who:    Stockholders of record on March 18, 2013
 When:    Thursday, May 16, 2013, 8:00 a.m. local (Central) time
 Where:    353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654

Voting at the Annual Meeting

Vote by Telephone:  Call (800) 690-6903, 24 hours a day, seven days a week through May 15, 2013
 Vote on the Internet:  Visit www.proxyvote.com, 24 hours a day, seven days a week through May 15, 2013
 Vote by Mail:  Request, complete and return a copy of the proxy card in the postage-paid envelope provided
 Vote in Person:  Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting

Proposals Requiring Your Vote

Proposal 1 – Election of Directors (see page 73)

       The following table provides summary information about our eleven director-nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote "FOR" each of the named director-nominees.

Name	Age	Served since	Independence Status	Current Committees	Areas of Expertise
Debra A. Cafaro Chairman and CEO of Ventas	55	1999	Employed by Ventas	Executive Investment	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Douglas Crocker II* Chairman and Chief Investment Officer of Pearlmark Multifamily Partners, L.L.C.	73	1998	Independent	Executive (Chair) Investment (Chair) Nominating	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning, Executive Compensation
Ronald G. Geary President of Ellis Park Race Course, Inc.	65	1998	Independent	Executive Investment Nominating	Healthcare Industry, Corporate Finance, Government Relations, International Operations, Mergers and Acquisitions, Strategic Planning
Jay M. Gellert President and CEO of Health Net, Inc.	59	2001	Independent	Compensation (Chair)	Healthcare Industry, Government Relations, Executive Compensation, Mergers and Acquisitions, Strategic Planning
Richard I. Gilchrist Senior Advisor to The Irvine Company	67	2011	Independent	Compensation	Real Estate Industry, Strategic Planning, Executive Compensation
Matthew J. Lustig Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC	52	2011	Affiliated with entities that did business with Ventas in 2012	—	Real Estate Industry, Corporate Finance, Capital Structure, Mergers and Acquisitions, Strategic Planning
Douglas M. Pasquale Former Chairman, President and CEO of Nationwide Health Properties, Inc.	58	2011	Former employee of Ventas (2011)	Investment	Healthcare Industry, Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Corporate Finance
Robert D. Reed Senior Vice President and Chief Financial Officer of Sutter Health	60	2008	Independent	Audit (Chair)	Healthcare Industry, Corporate Finance, Capital Intensive Operations, Strategic Planning
Sheli Z. Rosenberg Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP	71	2001	Independent	Audit Executive Nominating (Chair)	Real Estate Industry, Corporate Finance, Strategic Planning, Executive Compensation, Mergers and Acquisitions
Glenn J. Rufrano President and CEO of Cushman & Wakefield, Inc.	63	2010	Independent	Audit	Real Estate Industry, Strategic Planning, International Operations, Corporate Finance
James D. Shelton Chairman of Legacy Hospital Partners, Inc. and Chairman of Omnicare, Inc.	59	2008	Independent	Compensation Investment	Healthcare Industry, Capital Intensive Operations, Strategic Planning, Executive Compensation, Government Relations, Mergers and Acquisitions
*
Presiding Director

Proposal 2 – Ratification of the Selection of Ernst & Young LLP
as Our Independent Registered Public Accounting Firm for Fiscal Year 2013 (see page 80)

       Ernst & Young audited our financial statements for the year ended December 31, 2012 and has been our independent registered public accounting firm since May 1998. The Board recommends that you vote "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

Proposal 3 – Advisory Vote to Approve Our Executive Compensation (see page 82)

       The Board has determined that an advisory vote to approve our executive compensation will be submitted to our stockholders on an annual basis. Our executive compensation program is designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation realized to the achievement of pre-established financial and strategic goals; rewarding performance that meets or exceeds these goals; encouraging executives to become and remain long-term stockholders of our company; providing balanced incentives that do not promote excessive risk-taking; providing flexibility that incentivizes our executive officers to manage risk and allows them to adjust to meet rapidly changing market and business conditions; and maintaining compensation and corporate governance practices that are designed to deliver consistent, superior total returns to stockholders.

       The incentives created by our executive compensation program drive outstanding performance and have contributed to a strong track record of growth, diversification and stockholder value creation. We were the best performing large cap healthcare REIT in 2012 based on TSR, and our 2012 TSR approximated the 75th percentile of our compensation peer group. We are one of only 21 REITs whose common stock has achieved a double-digit percentage increase in trading price since the peak of the REIT equity market in early 2007, as compared to more than 60 REITs whose common stock has experienced a double-digit percentage decline in trading price over the same time period. Our flexibility, risk management, strategy and ability to execute and adapt quickly contributed to our excellent performance while avoiding significant value destruction during a global economic downturn.

       At our 2012 Annual Meeting of Stockholders, holders of approximately 65% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. Although a significant majority continued to support our executive compensation program, the result of the 2012 vote was in contrast to the approximately 96% that supported our executive compensation program in 2011. The level of support declined despite (a) the absence of significant changes to our general executive compensation program between the 2011 and 2012 Annual Meetings, (b) in the view of our Board, the strong alignment between our executive pay and performance both in 2011 and over longer time periods (see chart below) and (c) the quantitative alignment between our executive pay and performance as measured by stockholder advisory groups. The chart below demonstrates our pay-for-performance alignment by comparing, for each of the past five years, the total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table contained in our proxy statements pursuant to the rules of the Securities and Exchange Commission ("SEC"), to our prior-year performance relative to the RMZ index.3

(3)
The TSR point above each column is TSR for the preceding year, as long-term incentive compensation decisions are made in January of each year with reference to prior-year performance, including TSR. The vertical axis on the left reflects year-to-year TSR performance indexed to a 2006 base year.

       In connection with our 2012 Annual Meeting of Stockholders and in the months following the meeting, we engaged in a broad outreach program to solicit feedback from our stockholders on our executive compensation practices. From these discussions, we learned that our stockholders generally approve of the structure of our executive compensation program and support the pay-for-performance alignment we have consistently demonstrated. However, consistent with the value our Board places on continuing and constructive feedback from our stockholders, our executive compensation program and the related compensation disclosure in this Proxy Statement reflect the following enhancements for 2012:

✓

Changes to the comparative group of peer companies that the Compensation Committee and the independent members of the Board use for compensation purposes to position us closer to the median in terms of market capitalization and enterprise value in light of our significant growth;

✓

Changes to our benchmarking practices to target to the median (previously 65th percentile) of our comparative group of peer companies; and

✓

Expansion of our Compensation Discussion and Analysis disclosures regarding the performance metrics considered by the Compensation Committee and the independent members of the Board, including how such metrics contributed to the determination of the value of our Named Executive Officers' incentive awards and support our pay-for-performance philosophy.

       In addition, notwithstanding the fact that our long-term equity incentive awards have historically been 100% performance-based, beginning with the 2013 compensation cycle, 50% of the value of the awards will be determined solely by achievement of quantitative performance metrics, including relative TSR, that are not subject to Compensation Committee or Board discretion. The other 50% will continue to be based on performance metrics that enable the Compensation Committee and the independent members of the Board to use their discretion to reward actions that preserve long-term stockholder value and discourage excessive risk-taking. Although the Compensation Committee and the independent members of the Board believe that this 50/50 split between a fixed quantitative evaluation of performance and a more qualitative evaluation provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking at the current time, they will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program and our business needs and based on feedback from our stockholders.

       The Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program and believe that, with the changes discussed above, it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. We believe that the changes implemented address the constructive feedback we received in the course of our 2012 stockholder outreach program and demonstrate our commitment to pay-for-performance and responsiveness to our stockholders.

       For these reasons, the Board recommends that you vote "FOR" the approval, on an advisory basis, of our executive compensation.

Proposals 4 through 7 – Stockholder Proposals (see page 84)

       Several stockholders have notified us that they intend to present proposals at the Annual Meeting. In accordance with applicable SEC rules, the proposals and supporting statements submitted by the stockholders, for which we and our Board are not responsible, are set forth in this Proxy Statement. For the reasons discussed elsewhere in this Proxy Statement, the Board recommends that you vote "AGAINST" each of the stockholder proposals.

ABOUT THIS PROXY STATEMENT

              This Proxy Statement is being furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Ventas, Inc. ("Ventas," "we" or "us") for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. local (Central) time on Thursday, May 16, 2013 at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654, and at any adjournments thereof. This Proxy Statement is designed to assist you in voting your shares and includes information that we are required to provide to you under the rules of the SEC and the New York Stock Exchange ("NYSE").

Notice of Electronic Availability of Proxy Statement and Annual Report

              We are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet, as permitted by the SEC's rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 5, 2013, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 16, 2013:

This Proxy Statement, our 2012 Form 10-K and our 2012 Annual Report are available at
www.proxyvote.com.

Householding

              To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to Ventas stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.

Cost of Proxy Solicitation

              Ventas will bear the cost of soliciting proxies by or on behalf of the Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies on our behalf and will pay Georgeson Inc. a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.

THE ANNUAL MEETING AND VOTING

Quorum

              The holders of a majority of the shares of our common stock outstanding as of the close of business on March 18, 2013 (the "record date") must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner's broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

Who Can Vote

              Only Ventas stockholders of record at the close of business on the record date, March 18, 2013, are entitled to vote at the Annual Meeting. As of the record date, 292,019,799 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as "Excess Shares" (generally any shares owned in excess of 9.0% of our outstanding common stock) or as "Special Excess Shares" pursuant to our Amended and Restated Certificate of Incorporation, as amended (our "Charter"), may not be voted by the record owner thereof and will be voted in accordance with Article IX of our Charter.

              A list of all Ventas stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.

How to Vote

              You may vote your shares in one of several ways, depending on how you own your shares.

Stockholders of Record

              If you own shares registered in your name (a "stockholder of record"), you may vote:

By Telephone	Vote your shares by proxy by calling 1-800-690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 15, 2013. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Over the Internet	Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 15, 2013. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

By Mail	If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

In Person	Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

              If you own shares registered in the name of a broker or other custodian (a "beneficial owner"), follow the instructions provided by your broker or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker's proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.

              If you do not instruct your broker or custodian how to vote, it will have discretionary authority, under current NYSE rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3) or on any of the stockholder proposals (Proposals 4 through 7), without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1, Proposal 3 or Proposals 4 through 7.

Votes by Proxy

              All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board's recommendations:

    ✓
    FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

    ✓
    FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 2);

    ✓
    FOR the approval, on an advisory basis, of our executive compensation (Proposal 3);

    x
    AGAINST each of the stockholder proposals (Proposals 4 through 7); and

•

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

 How to Revoke Your Vote

              If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•

Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•

Vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 15, 2013;

•

Deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

•

Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

              If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

Attending the Annual Meeting

              You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 18, 2013, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver's license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

•

A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 18, 2013;

•

The Notice of Internet Availability of Proxy Materials;

•

A printout of the proxy distribution email (if you receive your materials electronically);

•

A proxy card;

•

A voting instruction form; or

•

A legal proxy provided by your broker or custodian.

              For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

OUR BOARD OF DIRECTORS

              Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, President, Chief Financial Officer, Chief Investment Officer and other members of senior management.

Director Independence

              Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE's listing standards, the director must satisfy certain bright-line tests and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, the Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

              Based on its most recent review, the Board has affirmatively determined that each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE's listing standards: Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Richard I. Gilchrist, Robert D. Reed, Sheli Z. Rosenberg, Glenn J. Rufrano and James D. Shelton. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer. Mr. Lustig is not considered independent under the NYSE listing standards due to his employment by Lazard Real Estate Partners LLC ("LREP") and Lazard Alternative Investments LLC ("LAI"), whose affiliated entities received proceeds in connection with our December 2012 acquisition of the Funds previously managed by LFREI. Mr. Pasquale is not considered independent under the NYSE listing standards due to his employment with us following our acquisition of Nationwide Health Properties, Inc. ("NHP") in July 2011. Prior to the acquisition, Mr. Pasquale was Chief Executive Officer of NHP, and he served as Senior Advisor to our Chief Executive Officer from July 1, 2011 through December 31, 2011 to facilitate the integration of NHP with our company.

              In evaluating the independence of Messrs. Gilchrist, Reed and Rufrano, the Board considered the following matters:

•

The payment of $280,000 and $97,000 in rent in 2011 and 2012, respectively, to The Irvine Company ("Irvine") in connection with the lease of office space through February 2012 by our wholly owned subsidiary, Nationwide Health Properties, LLC, from Irvine, which owns and manages more than 480 office properties throughout California and for whom Mr. Gilchrist serves as Senior Advisor;

•

The ownership by our joint venture with Pacific Medical Buildings LLC of a newly developed MOB that is 100% leased by Sutter Health, which reported more than $9.0 billion of gross revenues in 2011 and for which Mr. Reed serves as Senior Vice President and Chief Financial Officer; and

•

Our engagement, from time to time, of Cushman & Wakefield, Inc. ("Cushman"), a global commercial real estate firm that reported $2.0 billion of gross revenues in 2011 and for which Mr. Rufrano serves as President and Chief Executive Officer, to act as a leasing agent or broker with respect to certain of our properties but for which no fees were paid in 2012.

The Board believes that none of these past or current relationships will affect the ability of Mr. Gilchrist, Mr. Reed or Mr. Rufrano to exercise independent judgment in carrying out his responsibilities as a member of our Board. See also "Corporate Governance—Transactions with Related Persons."

Leadership Structure and Independent Presiding Director

              Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company's size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee (the "Nominating Committee"), conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders. At the current time, the Board believes that our existing leadership structure – under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors – is effective, provides the appropriate balance of authority between those who oversee our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

              Pursuant to our Fourth Amended and Restated By-Laws, as amended (our "By-Laws"), and our Guidelines on Governance, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Debra A. Cafaro has served in both roles since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses in-depth knowledge of the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the Chairman's responsibility to develop agendas that focus the Board's time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.

              In connection with Ms. Cafaro's service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. Douglas Crocker II, a well-respected and recognized leader in the real estate industry, has served as our Presiding Director since 2003.

Board Committees

              Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the "Audit Committee"); the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates pursuant to a written charter that is available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. In addition, we will provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement.

Board and Committee Meetings

              Our Board held a total of nine meetings during 2012. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during the time he or she was a director in 2012. The table below provides current membership and 2012 meeting information for each of our Board committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating Committee
Debra A. Cafaro			MEMBER	MEMBER
Douglas Crocker II*			CHAIR	CHAIR	MEMBER
Ronald G. Geary			MEMBER	MEMBER	MEMBER
Jay M. Gellert		CHAIR
Richard I. Gilchrist		MEMBER
Matthew J. Lustig
Douglas M. Pasquale				MEMBER
Robert D. Reed	CHAIR
Sheli Z. Rosenberg	MEMBER		MEMBER		CHAIR
Glenn J. Rufrano	MEMBER
James D. Shelton		MEMBER		MEMBER
Total Meetings in 2012	4	5	0	7	9

* Presiding Director

              Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

              We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Nine of the eleven directors who were nominated for reelection at our 2012 Annual Meeting of Stockholders attended that meeting.

 How to Communicate with Directors

              Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to the Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT AND COMPLIANCE COMMITTEE

              The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance, and the performance of our internal audit function.

              The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditors and our financial and accounting management. The Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditors at each regularly scheduled meeting and at other times as necessary or desirable.

              The Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an "audit committee financial expert" for purposes of the SEC's rules.

Audit Committee Report

              Management has primary responsibility for our financial statements and the reporting process, including our systems of internal controls, subject to oversight by the Audit Committee on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2012, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

              The Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with the independent registered public accounting firm that firm's independence from Ventas and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm's independence.

              The Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2013.

                      AUDIT COMMITTEE

                      Robert D. Reed, Chair
                      Sheli Z. Rosenberg
                      Glenn J. Rufrano

EXECUTIVE COMMITTEE

              The Board has delegated to the Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for the Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

EXECUTIVE COMPENSATION COMMITTEE

              The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes compensation recommendations for, our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee's recommendations.

              The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. The Compensation Committee, with the assistance of a nationally recognized, independent compensation consultant, discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and annual and long-term incentive award levels, establishes the applicable performance metrics under our annual and long-term incentive plans, and determines annual and long-term incentive awards for our executive officers.

              Our executive officers provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee's request and recommends to the Compensation Committee compensation changes affecting the other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. Also at the Compensation Committee's request, our General Counsel, our Corporate Secretary and our Chief Human Resources Officer attend meetings to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.

              The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management's recommendation, other employees. Our executive officers provide support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the other executive officers.

              The Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the related NYSE listing standards. The Board has also determined that each member of the Compensation Committee meets the additional requirements for "outside directors" set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-employee directors" set forth in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

              During the year ended December 31, 2012, Messrs. Gellert, Gilchrist and Shelton and Thomas C. Theobald (through May 17, 2012) served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Independent Compensation Consultant

              Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties and to approve the terms of retention and fees to be paid to those consultants, counsel and advisors. Any compensation consultant engaged by the Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Pursuant to the Compensation Committee charter, any compensation consultant retained by the Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.

              Pearl Meyer & Partners ("PM&P") has served as the Compensation Committee's independent compensation consultant since 2006. In 2012, the Compensation Committee retained PM&P to advise it and the independent members of the Board, as applicable, on matters related to our executive compensation levels and program design for 2013. The Compensation Committee reviews the scope of work provided by PM&P on an annual basis and, in connection with PM&P's engagement in 2012, determined that PM&P met the independence criteria under our Compensation Consultant Independence Policy. In 2012 and 2013, the Nominating Committee, after notifying the Compensation Committee, separately retained PM&P to advise it and the Board on certain non-employee director compensation matters. PM&P and its affiliates did not perform any other consulting services for us during the year ended December 31, 2012, and PM&P's work for the Board and its committees has raised no conflict of interest.

INVESTMENT COMMITTEE

              The function of the Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

              The Nominating Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; making recommendations to the Board regarding committee structure and composition; reviewing and making recommendations to the Board regarding the amount and type of compensation to be paid to our non-employee directors; overseeing evaluation of the Board and Board committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.

              The Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

CORPORATE GOVERNANCE

Governance Policies

              Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board follows with respect to Board structure and function, Board and committee organization and composition, and Board conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

              All of our directors and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer and Controller, as well as all of the directors and officers of our subsidiaries, are required to comply with our Code of Ethics and Business Conduct, which establishes consistent legal and ethical standards for conducting our business. Our Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also "—Public Policy Matters."

              Our Guidelines on Governance and our Code of Ethics and Business Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. In addition, we will provide a copy of our Guidelines on Governance or our Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Transactions with Related Persons

              Our Board has an unwritten policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the disinterested members of the Board and be on terms no less favorable to us than those available from unaffiliated parties. Pursuant to its charter, our Audit Committee has responsibility for reviewing any such transaction and all other conflicts of interest or similar matters involving any of our officers or directors. Our Code of Ethics and Business Conduct requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board.

Transactions with Atria Senior Living, Inc. and Lazard Frères Real Estate Investors L.L.C.

              For the period from January 1, 2012 to December 21, 2012, we paid $33.9 million in management fees to Atria Senior Living, Inc. ("Atria") pursuant to long-term management agreements with respect to certain of our seniors housing communities. Mr. Lustig, a member of our Board since May 2011, served as Chairman of Atria until December 21, 2012, when we acquired 100% of the Funds previously managed by LFREI, which Funds own a 34% interest in Atria and 3.7 million shares of our common stock. Affiliates of LREP and LAI, for whom Mr. Lustig serves as Chief Executive Officer and Managing Principal, and Managing Director, respectively, received aggregate proceeds of approximately $22.9 million in consideration for their ownership interests in the Funds we acquired, while affiliates of Lazard Frères & Co. LLC ("Lazard"), for whom Mr. Lustig serves as Managing Partner of North America Investment Banking as well as Head of Real Estate, Gaming and Lodging, received aggregate proceeds of approximately $9.0 million.

              Mr. Lustig did not participate in any Board discussions regarding the management agreements with Atria or our acquisition of the Funds. The disinterested members of the Board approved the terms of the management agreements with Atria and the terms of our acquisition of the Funds, which we believe are no less favorable to us than those available from an unaffiliated party.

Transactions with Cushman

              From time to time, we engage Cushman to act as a leasing agent or broker with respect to certain of our properties. Mr. Rufrano is President and Chief Executive Officer of Cushman and has served as a member of our Board since June 2010. In 2011, we paid Cushman an aggregate of $10,000 in fees for leasing agent and brokerage services. We paid no fees to Cushman for such services in 2012. We believe that any fees we pay to Cushman in connection with the provision of these services are customary, represent market rates and are no less favorable to us than the terms available from an unaffiliated party.

Transactions with Mr. Pasquale

              In connection with our acquisition of NHP, we entered into an agreement (the "Pasquale Employment Agreement") with Mr. Pasquale pursuant to which he served as Senior Advisor to our Chief Executive Officer from July 1, 2011 through December 31, 2011 and under which he is entitled to receive substantially the same severance benefits that he would have received if he had resigned for "Good Reason" under his prior employment with NHP. Pursuant to the terms of the Pasquale Employment Agreement, in 2012, Mr. Pasquale received approximately $3.0 million representing certain severance benefits and deferred compensation as well as continued medical and life insurance coverage and payment of certain dividend equivalent rights. Mr. Pasquale was subject to certain noncompetition and nonsolicitation restrictive covenants under the Pasquale Employment Agreement until June 30, 2012. The disinterested members of the Board approved the terms of the Pasquale Employment Agreement in connection with its approval of the NHP acquisition, and we believe that its terms are no less favorable to us than those available from an unaffiliated party.

Transactions with Sutter Health

              In 2011, we entered into a joint venture with Pacific Medical Buildings LLC to develop a new MOB located on the Sutter Medical Center—Castro Valley campus. Our 82.8% interest in the building is subject to a ground lease from Sutter Health, which requires the joint venture to pay annual rent to Sutter Health in the amount of $60,000. The MOB is 100% leased by Sutter Health pursuant to long-term triple net leases that initially require aggregate annual rent of approximately $2.2 million, which is less than one-tenth of one percent (0.1%) of Sutter Health's 2012 consolidated gross revenues. Pending completion of the development, we did not pay or receive any amounts under the lease agreements with Sutter Health in 2012. Mr. Reed, Senior Vice President and Chief Financial Officer of Sutter Health, has served as a member of our Board since March 2008. We believe the terms of the leases with Sutter Health are no less favorable to us than those available from an unaffiliated party.

Risk Management

              While management has responsibility for identifying and managing our exposure to risk on a daily basis, our Board plays an active and primary role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management the significant risks facing our company and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors receive information and in-depth presentations from management and third-party experts with respect to specific areas of risk, and the Board engages in comprehensive analyses and dialogue regarding those risks. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business, and ensures that the risks we face are well understood, mitigated to the extent reasonable and consistent with the Board's view of our risk profile and risk tolerance.

              In addition to the overall risk oversight function administered directly by the Board, each of the Audit, Compensation, Nominating and Investment Committees exercises oversight related to the risks associated with the particular responsibilities of that committee. The Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Code of Ethics and Business Conduct and Whistleblower Policy and Procedures. The Compensation Committee, as discussed in greater detail below, evaluates whether the structure of our compensation programs, as they relate to both executive officers and employees generally, encourages excessive risk-taking, the Nominating Committee focuses on risks related to corporate governance and succession planning, and the Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets. The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. We believe that this division of responsibilities is the most effective approach for identifying and addressing the risks facing us. Through Ms. Cafaro's service as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board's role in risk oversight by facilitating prompt attention by the Board and its committees to the significant risks identified by management in our day-to-day operations.

Compensation Risk Assessment

              As part of the Board's risk oversight role, the Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk assessment in 2013, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, without limitation:

•

A balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;

•

Multiple performance metrics with payouts capped and subject to the Compensation Committee's and the independent Board members' overall assessment of performance;

•

Regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

•

Annual and long-term incentive award opportunities that are based on a range of performance outcomes, do not provide minimum guaranteed payouts and are plotted along a continuum;

•

Equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value;

•

Equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;

•

Minimum stock ownership guidelines that align with long-term stockholder interests; and

•

Restrictions on engaging in derivative and other hedging transactions in our securities and on holding our securities in margin accounts or otherwise pledging our securities to secure loans.

              Based on its evaluation, the Compensation Committee determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk-taking and instead promote behaviors that support long-term sustainability and stockholder value creation.

Public Policy Matters

              We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Ethics and Business Conduct, we have established the policies described below with respect to political contributions and other public policy matters.

Political Contributions and Expenditures

              We do not use corporate funds or resources for political purposes, including direct contributions to political candidates, parties, campaigns or causes or indirect contributions through intermediary organizations such as political action committees. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees' use of work time and telephones to solicit for a political cause or candidate.

Public Policy Advocacy

              We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.

Individual Political Activity

              We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking other appropriate action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Individual directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing our company.

Relationships with Government Officials

              Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

OUR EXECUTIVE OFFICERS

              Set forth below is certain biographical information concerning each of our executive officers. Ages shown for all executive officers are as of the date of the Annual Meeting.

Name, Age and Position	Business Experience
Debra A. Cafaro, 55 Chairman and Chief Executive Officer	Ms. Cafaro's biographical information is set forth in this Proxy Statement under "Proposals Requiring Your Vote—Proposal 1: Election of Directors."
Raymond J. Lewis, 48 President	Mr. Lewis was named President of Ventas in November 2010. He previously served as our Executive Vice President and Chief Investment Officer from 2006 to November 2010 and as our Senior Vice President and Chief Investment Officer from 2002 to 2006. Prior to joining us in 2002, he was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation ("GECC"), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Before that, Mr. Lewis was Executive Vice President of Healthcare Finance for Heller Financial, Inc. (which was acquired by GECC in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry ("NIC"). He is also currently a member of the Executive Board of the American Seniors Housing Association where he serves as Secretary and Treasurer on the Executive Committee.
John D. Cobb, 41 Executive Vice President and Chief Investment Officer	Mr. Cobb was named Executive Vice President and Chief Investment Officer in March 2013, prior to which he served as Senior Vice President and Chief Investment Officer since he joined Ventas in 2010. From 2008 to 2010, he was President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, with the last being Senior Managing Director, where he led a team focused on debt and equity investments of healthcare real estate totaling over $9 billion. Mr. Cobb has served as a director of NIC, and he is currently a member of the Executive Board of the American Seniors Housing Association.
Todd W. Lillibridge, 57 Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	Mr. Lillibridge joined us as Executive Vice President, Medical Property Operations in July 2010. Mr. Lillibridge also serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services, Inc. ("Lillibridge"), where he is responsible for the strategic focus, vision and overall leadership of our MOB operations. Prior to joining Lillibridge's predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. of Chicago, Illinois, serving in the real estate finance group and the development division. He is a member of the Economic Club of Chicago, the World Presidents' Organization of Chicago and the Board of Directors of the Joffrey Ballet.

Name, Age and Position	Business Experience
T. Richard Riney, 55 Executive Vice President, Chief Administrative Officer and General Counsel	Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007 and also served as our Corporate Secretary from 1998 to 2012. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College President's Advisory Council. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts ("NAREIT").
Richard A. Schweinhart, 63 Executive Vice President and Chief Financial Officer	Mr. Schweinhart has been our Executive Vice President and Chief Financial Officer since 2006, prior to which he served as our Senior Vice President and Chief Financial Officer from 2002 to 2006, after briefly serving as a full-time consultant to Ventas. From 1998 to 2002, he served as Senior Vice President and Chief Financial Officer for Kindred Healthcare, Inc. (NYSE: KND), where he was responsible for all financial aspects of the company, including accounting, finance, purchasing, insurance, tax, reimbursement and internal control. Prior to that, Mr. Schweinhart was Senior Vice President of Finance for HCA Inc. ("HCA"), Chief Financial Officer at Galen Health Care, Inc. (a spin-off of Humana Inc. ("Humana")) prior to its acquisition by HCA and Senior Vice President of Finance at Humana. He is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Committee Report

              The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      COMPENSATION COMMITTEE

                      Jay M. Gellert, Chair
                      Richard I. Gilchrist
                      James D. Shelton

Compensation Discussion and Analysis

              This Compensation Discussion and Analysis ("CD&A") describes our 2012 compensation program for our principal executive officer (Ms. Cafaro), our principal financial officer (Mr. Schweinhart) and the three other individuals who served as executive officers during 2012 (Messrs. Lewis, Lillibridge and Riney) (collectively, our "Named Executive Officers"). In particular, this CD&A explains the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, the policies underlying our 2012 compensation program and the compensation awarded to our Named Executive Officers for 2012. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

              Through our executive compensation program, we strive to attract, retain and motivate talented executives and link the compensation realized by our executive officers to the achievement of financial and strategic corporate goals and individual goals. Our executive compensation program emphasizes variable pay over fixed pay, and a significant portion of total direct compensation is in the form of equity awards that vest over time. Our approach to performance-based compensation provides balanced incentives for our executive officers that align their interests with our stockholders and discourage excessive risk-taking.

  2012 Accomplishments

              2012 was another outstanding year for Ventas, as we continued to deliver superior total returns to stockholders. We grew internally from exceptional performance in our portfolio and externally by executing on our long-term strategy and successfully completing $2.7 billion of diversifying investments. At the same time, we retained our significant financial strength and flexibility and improved our attractive cost of capital. Our 2012 compensation decisions reflected our exceptional financial and operational performance during the year, supporting our pay-for-performance compensation philosophy. The highlights of our 2012 accomplishments include the following:

✓

We delivered our tenth consecutive year of growth in normalized FFO, which increased 44% to $1.1 billion, while our normalized FFO per diluted share rose 13% to $3.80. Our normalized FFO per diluted share, excluding non-cash items, increased 10% year over year.

✓

Our cash flows from operations rose to nearly $1.0 billion, an increase of 28% year over year (74% excluding $202.3 million of net litigation proceeds received in 2011), and same-store cash NOI for our total portfolio (excluding the management fees paid to Sunrise, which were temporarily reduced for 2011) increased 4.4% year over year.

✓

We delivered TSR of 22.3% in 2012, which approximated the 75th percentile of our peer group. Our TSR for the three-, five- and ten-year periods ended December 31, 2012 was 68.4%, 82.7% and 835.4%, respectively, ranking us first among our peer group for the ten-year period. We outperformed the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012.

✓

Reflecting our growth in scale, our 2012 NOI approximated $1.5 billion. At December 31, 2012, we were the fourth largest REIT by market capitalization ($18.9 billion) and the eighth largest REIT by enterprise value ($27.3 billion).

✓

We provided our stockholders with an annual cash dividend on our common stock of $2.48 per share, which represents an 8% increase over 2011. Since 2002, our cash dividend has increased at a compound annual growth rate of 10%.

✓

We are one of only 21 REITs whose common stock has achieved a double-digit percentage increase in trading price since the peak of the REIT equity market in early 2007, as compared to more than 60 REITs whose common stock has experienced a double-digit percentage decline in trading price over the same time period. Our flexibility, risk management, strategy and ability to execute and adapt quickly contributed to our excellent performance while avoiding significant value destruction during a global economic downturn.

✓

We further expanded and diversified our portfolio by completing $2.7 billion of investments, including through the acquisitions of (1) Cogdell and its 71 real estate assets (including properties owned through joint ventures) and MOB business, (2) 16 seniors housing communities managed by Sunrise and (3) the Funds previously managed by LFREI, which Funds own a 34% interest in Atria and 3.7 million shares of our common stock. Private pay assets accounted for approximately 97% of our 2012 real estate investments, and the unlevered cash yield on these investments was nearly 8% (measured at year end).

✓

Our effective cash interest rate improved 70 basis points, as we raised $2.6 billion of new capital ($2.4 billion of senior unsecured notes and a new $180.0 million unsecured term loan) with a weighted average stated interest rate of 3.2% and a weighted average maturity at the time of issuance of 7.7 years. We also redeemed or repaid $780.4 million principal amount of our outstanding unsecured debt and $344.2 million of mortgage debt.

✓

We ended the year with a strong balance sheet, demonstrated by our fixed charge coverage ratio of 4.2x and net debt to adjusted pro forma EBITDA of 5.4x. The strength of our balance sheet and our credit profile was recognized by Moody's in December 2012, as it improved the outlook on our corporate credit rating from stable to positive.

  2012 Compensation Practices

              Following a review of individual performance in 2011 and compensation data from a group of peer comparators (as described below under "—Compensation Consultant and Benchmarking"), each of our Named Executive Officers received an increase in base salary for 2012 to more closely align with market competitive levels.

              In addition, in recognition of our Named Executive Officers' contributions to the achievements described above and our performance with respect to the specific metrics described below under "Elements of Our Compensation Program," the Compensation Committee and the independent members of the Board determined that the Named Executive Officers' performance-based incentive awards should approach the maximum level, as follows:

•

The cash incentive awards granted to our Named Executive Officers for 2012 performance ranged from 92% to 99% of their respective maximum levels; and

•

The long-term equity incentive awards granted to our Named Executive Officers in January 2013 for 2012 performance ranged from 80% to 95% of their respective maximum levels.

              During 2012, we continued our commitment to responsible compensation and corporate governance practices, including through the following:

✓

The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;

✓

The value of our Named Executive Officers' incentive awards are based on multiple performance metrics that promote stockholder value with payouts capped and subject to the Compensation Committee's or the independent Board members' overall assessment of performance;

✓

The long-term equity incentive awards granted to our Named Executive Officers for prior-year performance have time-based vesting schedules to enhance retention and alignment with long-term stockholder value;

✓

Our Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant to advise on matters related to our executive compensation program;

✓

We maintain meaningful share ownership guidelines for our executive officers and non-employee directors;

✓

Our Compensation Committee annually assesses the potential risks of our compensation policies and practices;

✓

Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees; and

✓

Our Securities Trading Policy and Procedures prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities, and it restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2012).

2012 Advisory Vote on Executive Compensation and Stockholder Outreach

              The Board has determined that an advisory vote to approve our executive compensation will be submitted to our stockholders on an annual basis. At our 2012 Annual Meeting of Stockholders, holders of approximately 65% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. Although a significant majority continued to support our executive compensation program, the result of the 2012 vote was in contrast to the approximately 96% that supported our executive compensation program in 2011. The level of support declined despite (a) the absence of significant changes to our general executive compensation program between the 2011 and 2012 Annual Meetings, (b) in the view of our Board, the strong alignment between our executive pay and performance both in 2011 and over longer time periods (see chart below) and (c) the quantitative alignment between our executive pay and performance as measured by stockholder advisory groups.

              The chart below demonstrates our pay-for-performance alignment by comparing, for each of the past five years, the total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table contained in our proxy statements pursuant to the SEC's rules, to our prior-year performance relative to the RMZ index.1

(1)
The TSR point above each column is TSR for the preceding year, as long-term incentive compensation decisions are made in January of each year with reference to prior-year performance, including TSR. The vertical axis on the left reflects year-to-year TSR performance indexed to a 2006 base year.

              In connection with our 2012 Annual Meeting of Stockholders and in the months following the meeting, we engaged in a broad outreach program to discuss our executive compensation practices with our stockholders. Over the past year, we have discussed our executive compensation program with, or solicited feedback from, institutional investors that hold approximately 75% of the outstanding shares of our common stock. In advance of our 2012 Annual Meeting, we invited our 50 largest stockholders to engage in discussions about our executive compensation program. Following the results of the advisory vote on executive compensation at our 2012 Annual Meeting, we conducted additional outreach with our five largest stockholders (holding approximately 34% of the outstanding shares of our common stock) and our five largest stockholders that voted against our executive compensation at our 2012 Annual Meeting (holding approximately 6% of the outstanding shares of our common stock) to provide a forum for such stockholders to share their comments regarding the structure of our program. Together, these stockholders represented approximately 50% of the votes cast at our 2012 Annual Meeting, including approximately 30% of the votes cast against the advisory vote on our executive compensation.

              From our discussions, we learned that our stockholders generally approve of the structure of our executive compensation program and support the pay-for-performance alignment we have consistently demonstrated. Based on our discussions with stockholders and stockholder advisory groups, we believe the year-over-year decline in support for our executive compensation program was primarily attributable to a one-time special equity retention grant to our Chief Executive Officer in 2011, which is not a continuing feature of our executive compensation program. Due to the unique nature of the equity grant and based on the positive feedback we have received from our stockholders regarding our pay-for-performance alignment, our consistent delivery of superior TSR, and our executive compensation program generally, the Compensation Committee and the independent members of the Board have determined that substantial changes to the structure of our compensation program would be inappropriate and contrary to our stockholders' expectations. However, consistent with the value our Board places on continuing and constructive feedback from our stockholders, our executive compensation program and the related disclosure in this CD&A reflect the following enhancements for 2012:

✓

Changes to the comparative group of peer companies that the Compensation Committee and the independent members of the Board use for compensation purposes to position us closer to the median in terms of market capitalization and enterprise value in light of our significant growth (see "Compensation Consultant and Benchmarking" below);

✓

Changes to our benchmarking practices to target to the median (previously 65th percentile) of our comparative group of peer companies (see "Compensation Consultant and Benchmarking" below); and

✓

Expansion of the disclosures in this CD&A regarding the performance metrics considered by the Compensation Committee and the independent members of the Board, including how such metrics contributed to the determination of the value of our Named Executive Officers' incentive awards and support our pay-for-performance philosophy (see "Elements of Our Compensation Program—Annual Cash Incentive Compensation" and "—Long-Term Equity Incentive Compensation" below).

              In addition to the changes described above, the Board reviewed our long-term incentive plan in the context of the input we received from certain of our stockholders. Notwithstanding the fact that our long-term equity incentive awards have historically been 100% performance-based, certain stockholders questioned the discretion available to the Board in evaluating the performance achieved by our Named Executive Officers and the effect that this discretion could have on the value of the long-term equity incentive awards. For this reason, beginning with the 2013 compensation cycle, 50% of the value of our Named Executive Officers' long-term equity incentive awards will be determined solely by achievement of quantitative performance metrics that are not subject to Compensation Committee or Board discretion. Of this 50% quantitative portion, 70% will be based on our one- and three-year relative TSR performance, and the remaining 30% will be based on maintaining a strong balance sheet, a key measure of risk management. The other 50% of the value of our Named Executive Officers' long-term equity incentive awards will continue to be based on performance metrics that that enable the Compensation Committee and the independent members of the Board to use their discretion to reward actions that preserve long-term stockholder value and discourage excessive risk-taking. Although the Compensation Committee and the independent members of the Board believe that this 50/50 split between a fixed quantitative evaluation of performance and a more qualitative evaluation provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking at the current time, they will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program and our business needs and based on feedback from our stockholders.

              The Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program and believe that, with the changes discussed above, it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. We believe that the changes implemented address the constructive feedback we received in the course of our 2012 stockholder outreach program and demonstrate our commitment to pay-for-performance and responsiveness to our stockholders.

Objectives of Our Compensation Program

              We recognize that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

✓

Attract, retain and motivate talented executives;

✓

Link realized compensation to the achievement of pre-established financial and strategic company goals, as well as individual goals;

✓

Reward performance that meets or exceeds these goals;

✓

Encourage executives to become and remain long-term stockholders of Ventas;

✓

Provide balanced incentives that do not promote excessive risk-taking;

✓

Provide flexibility that incentivizes our executive officers to manage risk and allows them to adjust to meet rapidly changing market and business conditions; and

✓

Maintain compensation and corporate governance practices that are designed to deliver consistent, superior total returns to stockholders.

              We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals.

Compensation Consultant and Benchmarking

              The Compensation Committee retained PM&P as its independent compensation consultant to advise it and the independent members of our Board on matters related to our Named Executive Officers' compensation and compensation program design for 2012. At the time of engagement, the Compensation Committee reviewed PM&P's independence for 2012, determined that PM&P met the independence criteria under our Compensation Consultant Independence Policy and determined that PM&P's engagement raised no conflict of interest. In 2013, the Compensation Committee recommended, and the Board approved, changes to our Compensation Committee charter to incorporate the standalone Compensation Consultant Independence Policy and to reflect the adoption of rules regarding compensation consultant independence by the SEC and the NYSE, and the Compensation Committee determined that PM&P met the independence criteria under our revised Compensation Committee charter.

              In 2012, PM&P provided the Compensation Committee and the independent members of our Board with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the "Comparable Companies") and provided guidance on compensation best practices. Using this market data, PM&P advised the Compensation Committee and the independent members of our Board and made recommendations with respect to setting base salaries and incentive award levels for our executive officers.

              In determining 2012 compensation targets for our Named Executive Officers, the Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives). In 2011, due to our larger size and superior historical performance relative to our compensation comparative group, we generally targeted the median of our 2011 comparative group for base salary and the 65th percentile of our 2011 comparative group for total annual compensation, long-term incentives and total direct compensation. In 2012, in connection with establishing the Comparable Companies as the appropriate comparator group for executive compensation, we revised our compensation philosophy to target the median of the Comparable Companies for each of base salary, total annual compensation, long-term incentives and total direct compensation. Our 2012 executive compensation program was designed to deliver compensation levels above or below these targets if Named Executive Officer performance exceeded or failed to achieve the goals established for the annual and long-term incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.

              The Comparable Companies consist of REITs similar to us in terms of operations and FFO and generally falling within a range of 50% to 200% of our enterprise value and market capitalization. The Compensation Committee annually reviews the Comparable Companies to ensure that the companies included remain comparable to us in terms of size and operations and may change the composition of the group from time to time as appropriate. In August 2011, the Compensation Committee approved the 15 companies identified below as the appropriate Comparable Companies for 2012 compensation. The Comparable Companies reported compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally competed with us for executive talent and stockholder investment in 2012.

Comparable Companies for 2012 Compensation

AvalonBay Communities, Inc.
Boston Properties, Inc.
Brookfield Office Properties, Inc.
Equity Residential Properties Trust
General Growth Properties, Inc.
HCP, Inc.
Health Care REIT Inc.
Host Hotels & Resorts, Inc.
Kimco Realty Corporation
Prologis, Inc.
Public Storage, Inc.
Simon Property Group, Inc.
SL Green Realty Corp.
The Macerich Company
Vornado Realty Trust

              The Comparable Companies identified above reflect several changes made by the Compensation Committee in connection with its August 2011 review of the comparative group. Due to our significant growth in 2010 and 2011, our relative positioning in the comparative group had risen to the 74th percentile with respect to enterprise value and the 77th percentile with respect to equity market capitalization. Accordingly, to position us closer to the median of our peer group for 2012 comparative purposes as displayed above, the Compensation Committee, after consultation with PM&P, removed Duke Realty Corp., Federal Realty Investment Trust, Liberty Property Trust, Regency Centers Corp., Weingarten Realty Investors, and Kindred Healthcare, Inc. due to their smaller size and added Simon Property Group, Inc., General Growth Properties, Inc. and Brookfield Office Properties, Inc. because they met the applicable selection criteria (50% to 200%) in terms of enterprise value and market capitalization. In addition, the Compensation Committee removed AMB Property Corporation, which merged with Prologis, Inc. in June 2011, and Nationwide Health Properties, Inc., which was acquired by us in July 2011.

Elements of Our Compensation Program

              For 2012, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers, including base salary, annual cash incentive compensation, long-term equity incentive compensation, and other perquisites and benefits, each of which is described in more detail below. The structure of our executive compensation program has remained consistent for several years, and the feedback received from our stockholders during our 2012 stockholder outreach program was a factor considered by the Compensation Committee in continuing this structure with limited changes.

              Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. Accordingly, our compensation structure is designed such that a significant portion of total direct compensation is in the form of equity awards that vest over time. Our emphasis on variable compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. We believe that our executive compensation program is well balanced between cash and equity-based compensation and between fixed and performance-based compensation to support our compensation philosophy.

              The following charts illustrate each Named Executive Officer's target base salary, annual cash incentive compensation and long-term equity incentive compensation as a percentage of total target direct compensation for 2012 (amounts may not total to 100% due to rounding). The target direct compensation for each of Ms. Cafaro and Mr. Lewis reflects a heavier weight on long-term equity incentive compensation because the Compensation Committee believes that, due to their leadership roles as our Chief Executive Officer and President, respectively, their compensation structures should have greater alignment with our stockholders than our other Named Executive Officers.

  Base Salary

              The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive's position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual's sustained performance, contribution, experience, expertise and specific roles within our company as compared to the benchmark data. Base salary is reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive's professional growth and development or increased responsibility. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value, but does not assign any specific weights to these factors.

              In connection with its review of 2012 base salaries for our Named Executive Officers, the Compensation Committee analyzed and evaluated base salary information from a compensation study of the Comparable Companies prepared by PM&P. Although the Compensation Committee periodically considers data from REIT industry and other compensation surveys, the Compensation Committee places primary emphasis on publicly available data from the Comparable Companies' proxy statements, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

              For 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following increases in base salary for the Named Executive Officers:

	Base Salary		Year-Over-Year % Change
	2012	2011
D. Cafaro	$1,000,000	$915,000	9.3%
R. Lewis	600,000	498,000	20.5%
T. Lillibridge	400,000	375,000	6.7%
T.R. Riney	450,000	381,000	18.1%
R. Schweinhart	450,000	407,000	10.6%

              These increased base salaries reflect market competitive levels such that the Named Executive Officers' 2012 base salaries ranged from 10% below to 18% above the market median for the Comparable Companies. Messrs. Lewis and Riney received larger percentage increases than our other Named Executive Officers to position their base salaries closer to the market median for the Comparable Companies.

  Annual Cash Incentive Compensation

              Overview.    We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for achievement of pre-established company and individual goals. At the beginning of each performance year, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approve specific performance metrics and related goals and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer. We believe that the goals established by the Compensation Committee and the independent members of the Board are stretch goals, such that strong performance is expected in order to pay out at target levels and superior performance is expected in order to pay out above target levels.

              Award Opportunities.    At the beginning of 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following annual cash incentive award opportunities for our Named Executive Officers' 2012 performance:

2012 Annual Cash Incentive Opportunity
(as a multiple of base salary)

              The threshold, target and maximum annual cash incentive opportunities, as multiples of base salary, for each Named Executive Officer did not change from 2011. At target, the 2012 annual cash incentive award for each Named Executive Officer, together with such Named Executive Officer's 2012 base salary, would result in market competitive levels such that the Named Executive Officers' 2012 total target annual compensation ranged from 14% below to 5% above the market median of the Comparable Companies. The Compensation Committee believes that the Chief Executive Officer's compensation should have greater alignment with stockholders than our other executive officers, and, therefore, Ms. Cafaro's annual cash incentive opportunity has greater leverage and a wider range of outcomes than the annual cash incentive opportunities of our other Named Executive Officers.

              Performance Metrics.    Below is a summary of the performance metrics and goals approved by the Compensation Committee and the independent members of the Board at the beginning of 2012 for 2012 performance, the relative weighting for each performance metric and the rationale as to why each performance metric is an important component of our pay-for performance philosophy. Consistent with our compensation philosophy, the 2012 goals were challenging, but achievable.

Metric:	Percentage increase in our normalized FFO per share for the year ended December 31, 2012 compared to the year ended December 31, 2011	Normalized FFO, 30%*

Goals:	Threshold – 3% Target – 5% Maximum – 7%
Why used:
FFO is a common measure of operating performance for REITs because FFO excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT's FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. Normalized FFO excludes certain items, such as asset impairment expenses, non-cash income tax items, deal costs and expenses, including expenses and recoveries relating to certain litigation, and gains and losses from marking the value of derivative instruments to market.

Metric:	Our TSR for 2012 relative to the TSR of the Comparable Companies for the same period	Relative TSR, 25%*

Goals:	Threshold – 33rd percentile Target – 50th percentile Maximum – 75th percentile
Why used:
TSR is the most direct measure of our creation and preservation of stockholder value. By relying on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.

Metric:	Net debt to adjusted pro forma EBITDA as of December 31, 2012	Net Debt to Adjusted Pro Forma EBITDA, 10%*

Goals:	Threshold – 5.75x Target – 5.50x Maximum – 5.25x
Why used:
Net debt to adjusted pro forma EBITDA reflects the strength of our balance sheet and our ability to generate sufficient earnings to meet our debt obligations. A strong balance sheet is one element of our comprehensive risk management program and is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual income. A weakened financial condition can cause significant and permanent stockholder value destruction, particularly during periods such as the 2008-09 financial crisis and related economic recession. As such, a strong balance sheet is fundamental to preserving stockholder value. In addition, a strong balance sheet enables us to successfully execute on our acquisition strategy, which is an important component of long-term value creation for our stockholders.

Metric:	Individual performance under management objectives established for each Named Executive Officer	Individual Performance, 35%*

Goals:	Individual objectives relate to areas of special emphasis within the executive's particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, completing certain systems conversions or installations, or achieving other extraordinary or unusual accomplishments or contributions.
Why used:
A review of each Named Executive Officer's annual accomplishments enables the Compensation Committee and the independent members of the Board to evaluate the specific contributions of the Named Executive Officer to our annual performance metrics and more closely link pay to performance.

*
Due to Mr. Lillibridge's responsibility for the strategic focus, vision and overall leadership of our MOB operations, 60% of his award was based on the 2012 financial performance of our MOB operations segment and only 25% and 15%, respectively, of his 2012 annual cash incentive award was based on the company financial goals (normalized FFO per share, relative TSR and net debt to adjusted pro forma EBITDA in the same proportions discussed above) and individual performance goals.

Metric:	Financial performance of our MOB operations segment for the year ended December 31, 2012	MOB Segment Performance, 60% (only for Mr. Lillibridge)

Why used:	Recognizing Mr. Lillibridge's responsibility for the strategic focus, vision and overall leadership of our MOB operations, this measure strengthens the link between Mr. Lillibridge's pay and his performance in the segment with respect to which he has the greatest impact. See "—MOB Operations Segment Performance" below for a discussion of performance metrics considered by the Compensation Committee in evaluating the 2012 financial performance of our MOB operations segment.

              Performance.    In the first quarter of the year following the performance year, each Named Executive Officer's performance is evaluated with respect to the applicable company and individual performance metrics and related goals to determine the earned value of the individual's annual cash incentive award, if any, within the award opportunity range. Below is a summary of our actual 2012 performance with respect to each performance metric, as determined by the Compensation Committee and the independent members of our Board in January of 2013.

              As discussed above, due to Mr. Lillibridge's responsibility for the strategic focus, vision and overall leadership of our MOB operations, only 25% and 15%, respectively, of his 2012 annual cash incentive award was based on the company financial goals (normalized FFO per share, relative TSR and net debt to adjusted pro forma EBITDA) and his individual performance objectives. The remaining portion (60%) of his award was based on the 2012 financial performance of our MOB operations segment. Below is a summary of the 2012 financial performance of our MOB operations segment, as considered by our Compensation Committee in evaluating Mr. Lillibridge's 2012 performance and determining the amount of his 2012 annual cash incentive award.

MOB OPERATIONS SEGMENT PERFORMANCE

✓

Segment NOI increased to $243 million in 2012, from $116 million in 2011

✓

Same-store cash NOI grew 2.2% year over year

✓

Occupancy in our stabilized portfolio was strong at 91.9% in the fourth quarter of 2012, and occupancy in our lease-up portfolio increased 200 basis points among our same-store properties from the third quarter of 2012 to the fourth quarter of 2012

✓

Consolidated MOB portfolio grew from 9.3 million square feet at December 31, 2011 to 16.1 million square feet at December 31, 2012, as a result of successful completion of Cogdell acquisition and other 2012 acquisitions

✓

Cogdell integration was successfully completed ahead of schedule and with greater synergies than expected

              In addition to the company and MOB operations segment financial goals summarized above, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board evaluated the individual performance of each Named Executive Officer with respect to individual objectives covering areas of emphasis that relate to the Named Executive Officer's particular responsibilities and duties. Below is a summary of several significant accomplishments for each of our Named Executive Officers that were considered by the Compensation Committee and the independent members of the Board in evaluating our Named Executive Officers' 2012 performance and determining the amount of their 2012 annual cash incentive awards.

INDIVIDUAL PERFORMANCE

  D. Cafaro

✓

Developed effective strategy of a balanced and diversified business model with significant scale and expanding private pay investments that can deliver results for stockholders and also actively manage risk

✓

Led successful execution of our strategy, driving financial results (normalized FFO of $3.80 per diluted share, an increase of 13% year over year) and delivering superior returns to stockholders (TSR of 22.3% for year ended December 31, 2012) through internal growth (same-store cash NOI growth in each of our business segments) and $2.7 billion of investments (including Cogdell, 16 seniors housing communities managed by Sunrise and 34% interest in Atria) while maintaining a strong balance sheet and improving our cost of capital

✓

Promoted sustained excellence through communication, culture, organization and integration and demonstrated and promoted key company values of integrity, teamwork, urgency and focus on results

✓

Retained a skilled, cohesive senior leadership team and motivated them to preserve and create short-term and long-term stockholder value

✓

Oversaw continued improvement of personnel and processes to protect stockholder value and position our company for future growth

✓

Named to the Institutional Investor "All-America Executive Team" for the second year in a row

✓

Represented our company externally, including with tenants, operators and managers, the investor community, industry organizations and the media, to enhance our reputation and communicate our strengths and competitive advantages

   R. Lewis

✓

Drove same-store cash NOI growth in each of our triple-net leased properties, senior living operations and MOB operations reportable business segments

✓

Participated in reorganization and alignment of capital allocation and asset management functions

✓

Oversaw management of portfolio of more than 1,400 properties, including lease renewals, monitoring and management of tenant compliance and performance, asset dispositions and loan repayments

✓

Spearheaded Cogdell integration, which was successfully completed ahead of schedule, key participant in oversight of Information Technology talent and systems investments, and supervised enhanced and improved processes and significant staff additions in Acquisitions and Asset Management departments

✓

Supervised marketing and leasing process for 89 properties leased to Kindred Healthcare, Inc. whose lease term was scheduled to expire on April 30, 2013

  T. Lillibridge

✓

Propelled internal growth in our MOB operations reportable business segment

✓

Implemented enhanced processes for MOB leasing, contributing to improved occupancy for our stabilized MOB portfolio of 91.9%, compared to 91.0% at March 31, 2012

✓

Oversaw 2012 MOB acquisitions and dispositions, including acquisitions of Cogdell and its 71 real estate assets and MOB property management business, and the controlling interests in 36 additional MOBs

✓

Held key leadership role in connection with Cogdell integration and identification of cost savings and optimization in MOB operations

✓

Promoted strategic priorities throughout our MOB operations, maintaining focus on actions that drive stockholder value, and represented our MOB business externally at various industry conferences

   R. Riney

✓

Oversaw the Legal department in connection with the negotiation, due diligence, documentation and closing of 2012 investments, including the acquisition of Cogdell and the Funds previously managed by LFREI that own a 34% interest in Atria

✓

Managed the successful settlement of shareholder lawsuits filed in connection with the NHP and Cogdell acquisitions

✓

Provided valuable strategic guidance to Asset Management department in connection with lease renewals and releasing of assets, tenant or operator changes of control, and asset sales

✓

Provided legal support for all capital raising activities, including the issuance of $2.4 billion of senior unsecured notes and the public offering of approximately six million shares of our common stock

✓

Proactively implemented process improvements for Board and committee meetings and effectively managed compliance and corporate governance policies

✓

Supervised the development of a comprehensive tenant regulatory compliance program to mitigate risk in third-party relationships and served as key advisor in connection with enterprise risk management program

  R. Schweinhart

✓

Managed the company's liquidity and strengthened the balance sheet through his leadership role on financing transactions; significant achievements in 2012 included the issuance of $2.6 billion of unsecured debt with a weighted average stated interest rate of 3.2% and the repayment of $580.4 million aggregate principal amount of senior notes with a weighted average interest rate of 7.2%

✓

Demonstrated strong leadership in achieving process improvements in Finance and Accounting departments that increase efficiency and protect stockholder value

✓

Oversaw significant talent and systems improvements in Information Technology department to manage prior growth and position us for future growth

              Earned Awards.    In January 2013, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that our company had achieved at a very high level along the continuum of performance established for the company financial goals and recognized the performance of our Named Executive Officers toward the attainment of such goals as well as each Named Executive Officer's contributions to our overall performance, in each case as discussed above. In determining the annual cash incentive award for Ms. Cafaro, the Compensation Committee and the independent members of the Board specifically determined that we had an outstanding year in 2012 and that Ms. Cafaro showed strong performance and leadership. Based on the foregoing, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved annual cash incentive awards to our Named Executive Officers for 2012 performance as shown below. The actual award amounts are also set forth in the "Non-Equity Incentive Plan Compensation" column of the 2012 Summary Compensation Table.

2012 Annual Cash Incentive Awards
(as a multiple of base salary)

  Long-Term Equity Incentive Compensation

              Overview.    The Compensation Committee believes that a substantial portion of each Named Executive Officer's compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that impact short-and mid-term performance, the Compensation Committee recognizes that the interests of our stockholders are also served by giving key employees the opportunity to participate in the long-term appreciation of our common stock through long-term equity incentive awards. Equity incentive awards encourage management to create stockholder value over the long term because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. For these reasons, our Named Executive Officers have the opportunity to earn long-term equity incentive awards in the form of restricted stock and stock options for their performance with respect to established performance metrics on an annual basis.

              Unlike equity awards at certain other companies that are granted prior to executive officer performance, our long-term equity incentive awards require the satisfaction of performance goals prior to grant. Similar to our annual cash incentive awards, the grant and size of our long-term equity incentive awards are determined solely by past performance. Equity awards, if earned, are granted at the beginning of each fiscal year for performance through the preceding fiscal year. If threshold performance is not achieved for a particular performance period, no long-term equity incentive awards are granted for that period. As a result, at the time long-term equity incentive awards are granted, the awards have been fully earned and are not subject to additional performance-based vesting requirements. While our long-term equity incentive awards are subject to additional time-based vesting requirements, these vesting requirements exist to promote retention. Because our long-term equity incentive awards satisfy performance requirements prior to grant, the imposition of additional vesting requirements based on future performance would be inequitable and would hinder the competitiveness of our executive compensation program. See also "—Earned Compensation of Our Named Executive Officers for 2012, 2011 and 2010 Performance."

              Award Opportunities.    At the beginning of each performance year, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approve specific performance metrics and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer. At the beginning of 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following long-term equity incentive opportunities for our Named Executive Officers.

2012 Long-Term Equity Incentive Opportunity
(as a multiple of base salary)

              Ms. Cafaro's threshold and target long-term incentive opportunities, as multiples of her base salary, were adjusted in 2012 (from 1.60 and 3.20, respectively, in 2011) to position Ms. Cafaro's total target direct compensation closer to the market median for the Comparable Companies. In all other respects (including Ms. Cafaro's maximum long-term incentive opportunity), the 2012 threshold, target and maximum long-term incentive opportunities, as multiples of base salary, for each Named Executive Officer did not change from 2011. At target, the 2012 long-term incentive award for each Named Executive Officer, together with such Named Executive Officer's base salary and target annual cash incentive award, would result in market competitive levels such that the Named Executive Officers' 2012 total target direct compensation ranged from 27% below to 3% above the market median of the Comparable Companies. Similar to our philosophy regarding annual cash incentive opportunities, the Compensation Committee believes that our Chief Executive Officer's compensation should have greater alignment with stockholders than our other executive officers, and, therefore, Ms. Cafaro's long-term incentive opportunity has greater leverage and a wider range of outcomes than the long-term incentive opportunities of our other Named Executive Officers.

              Performance Metrics.    At the beginning of 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board also approved the performance metrics for the 2012 long-term equity incentive awards. Below is a summary of the performance metrics and the rationale as to why each performance metric is an important component of our pay-for-performance philosophy.

Metric:	TSR for the one-, three-, five- and ten-year periods, relative to the Comparable Companies, the S&P 500 index and the RMZ index
Why used:
TSR is the most direct measure of our creation and preservation of stockholder value. In contrast to the annual cash incentive awards that are based on one-year TSR, for purposes of the long-term equity incentive awards, the Compensation Committee and the independent members of the Board also review TSR over three-, five- and ten-year periods.

Metric:	Year-over-year growth in normalized FFO per share
Why used:
FFO is a common measure of operating performance for REITs because FFO excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT's FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to long-term stockholder value. Normalized FFO excludes certain items, such as asset impairment expenses, non-cash income tax items, deal costs and expenses, including expenses and recoveries relating to certain litigation, and gains and losses from marking the value of derivative instruments to market.

Metric:	Financial strength and flexibility measured by net debt to EBITDA, debt to total enterprise value, liquidity and ratings, and capital markets access and efficiency
Why used:
The strength of our balance sheet and our available liquidity demonstrate our ability to generate sufficient earnings to meet our debt obligations and compete successfully for new investments. A strong balance sheet is one element of our comprehensive risk management program and is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual income. A weakened financial condition can cause significant and permanent stockholder value destruction, particularly during periods such as the 2008-09 financial crisis and related economic recession. As such, a strong balance sheet is fundamental to preserving stockholder value. In addition, a strong balance sheet enables us to successfully execute on our acquisition strategy, which is an important component of long-term value creation for our stockholders. Positive ratings movement is an external indicator of the strength of our balance sheet.

Raising capital is a core competency for REITs because REITs are required to distribute to stockholders a substantial portion of their annual income and, therefore, must access the capital markets to repay maturing indebtedness and raise capital for additional investments. Because part of our strategy is to grow and diversify our portfolio, our overall cost of capital is a critical component of our ability to drive stockholder value through improved earnings and accretive acquisitions. Accordingly, our access to various capital markets and our efficiency in accessing those markets are important to long-term stockholder value. For example, a ten basis point reduction in the interest rate on $1.0 billion dollars of outstanding indebtedness would reduce annual interest expense and increase earnings by $1 million.

Metric:	Proactive asset management to preserve and optimize the value of our assets, report, manage risk and drive internal growth in cash flows
Why used:
Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. We measure internal growth by evaluating same-store cash NOI, a financial metric that describes the earnings contributed by the same portfolio of properties across time periods. Our expertise in working with tenants and operators to improve facility-level performance enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by disposing of properties when appropriate, managing lease expirations and renewals, monitoring tenant and operator compliance and performance, allocating capital, and engaging in redevelopment opportunities.

Metric:	Overall risk management, building infrastructure, and values and reputation
Why used:
The strength of our personnel, processes and systems and our enterprise risk management program protect stockholder value over the long-term and mitigate risk in our company. Our reputation and the values we consistently demonstrate can enhance our ability to compete for new investments, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring we have the appropriate infrastructure to manage our recent growth and position us for future opportunities to grow, while preserving our reputation for reliability, is an important component of long-term stockholder value.

              Consistent with our historical practice, the 2012 long-term equity incentive award performance metrics approved by the Compensation Committee and the independent members of our Board established specific focus areas that reflect our business strategy and market conditions. While performance with respect to some of the above metrics can be measured objectively, the absence of rigid goals and formulaic determinations of performance allows management to adjust to meet rapidly changing market and business conditions and to act appropriately to create, and preserve, long-term value for our stakeholders. This flexibility is uniquely important to our company because of the volatility caused by increasing consolidation in the healthcare real estate industry in recent years, unpredictable changes in business models and government reimbursement policies, our historically high volume of acquisition activity, and the value to our business of timely and effective capital markets execution in a rapidly changing and volatile environment. As a result of these industry and strategic considerations, rigid goals and formulaic determinations of performance can increase compensation risk by encouraging a narrow focus that may be inappropriate due to rapidly changing conditions during the performance period. For these reasons, the Compensation Committee and the independent members of our Board approved the performance metrics described above for the 2012 long-term equity incentive awards, but retained discretion to evaluate performance qualitatively and to determine that actual performance was higher or lower than a strict quantitative approach might suggest. The Compensation Committee and the independent members of the Board believe that this approach has been instrumental in driving consistent, superior total returns to our stockholders and limiting risk in our executive compensation program.

              In 2012, the Compensation Committee and the independent members of the Board assessed the level of discretion permitted in evaluating performance achieved by our Named Executive Officers with respect to long-term equity incentive awards. Based on this assessment and feedback from our stockholders during our 2012 stockholder outreach program, beginning with the 2013 compensation cycle, 50% of the value of our Named Executive Officers' long-term equity incentive awards will be determined solely by achievement of quantitative performance metrics that are not subject to Board discretion. Importantly, 70% of the value of the quantitative portion will be based on our one- and three-year relative TSR performance, and the remaining 30% will be based on maintaining a strong balance sheet, a key measure of risk management. Due to the importance of maintaining flexibility in the evaluation of long-term performance, as discussed above, the Compensation Committee and the independent members of the Board will retain discretion with respect to the other 50% of the long-term equity incentive awards. Although the Compensation Committee and the independent members of the Board believe that this 50/50 split between a fixed quantitative evaluation of performance and a more qualitative evaluation provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking at the current time, they will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program and our business needs and based on feedback from our stockholders. See also "—2012 Advisory Vote on Executive Compensation and Stockholder Outreach."

              Performance.    In the first quarter of 2013, the Compensation Committee and the independent members of our Board carefully evaluated each Named Executive Officer's performance with respect to the 2012 long-term equity incentive plan performance metrics in the context of the macroeconomic environment and conditions in the healthcare REIT industry to determine the earned value of each Named Executive Officer's award, if any, within the applicable award opportunity range. Below is a summary of our performance with respect to each of the performance metrics, as determined by the Compensation Committee and the independent members of the Board. Although the Compensation Committee and the independent members of the Board did not give a specific percentage weight to each performance metric, the order of the performance metrics below represents the relative importance placed on each metric by the Compensation Committee and the independent members of the Board (e.g., relative TSR was given the most importance by the Compensation Committee and the independent members of the Board in evaluating the performance of our Named Executive Officers).

MORE IMPORTANCE

Metric:	TSR for the one-, three-, five- and ten-year periods, relative to the Comparable Companies, the S&P 500 index and the RMZ index
Performance: Near Outstanding to Outstanding
Accomplishments:
✓ TSR of 22.3%, 68.4%, 82.7% and 835.4%, respectively, for the one-, three-, five- and ten-year periods ended December 31, 2012
✓ 2012 TSR that approximated the 75th percentile of the Comparable Companies and was the highest among large cap healthcare REITs
✓ Highest TSR among the Comparable Companies for the ten-year period and fifth highest TSR among the Comparable Companies for the five-year period (approximately 75th percentile)

✓

Median TSR among the Comparable Companies for the three-year period, which was attributable to our preservation of stockholder value during the financial crisis compared to certain peers that had a more significant downturn during the crisis and, therefore, a larger post-crisis recovery

✓ Consistent outperformance as our TSR exceeded the TSR of the S&P 500 index and the RMZ index in each of the one-, three-, five- and ten-year periods

Metric:	Year-over-year growth in normalized FFO per share
Performance: Outstanding
Accomplishments:
✓ Increase in normalized FFO per diluted share of 13% year over year from $3.37 to $3.80 and increase in normalized FFO per diluted share, excluding non-cash items, of 10% year over year
✓ Tenth consecutive year of growth in normalized FFO
✓ Compound annual growth rate for normalized FFO per diluted share of approximately 10% over ten years

Metric:	Financial strength and flexibility measured by net debt to EBITDA, debt to total enterprise value, liquidity and ratings, and capital markets access and efficiency
Performance: Outstanding
Accomplishments:
✓ At December 31, 2012, debt to total enterprise value of 31% and net debt to adjusted pro forma EBITDA of 5.4x
✓ Approximately $1.5 billion of borrowing capacity available under our unsecured revolving credit facility at December 31, 2012
✓ Achievement of improved corporate credit rating outlook (stable to positive) from Moody's
✓ Issuance of $2.6 billion of unsecured debt with a weighted average stated interest rate of 3.2% and a weighted average maturity at the time of issuance of 7.7 years

✓

Repayment of $580.4 million aggregate principal amount of senior notes scheduled to mature in 2012, 2016 and 2017 with a weighted average interest rate of 7.2% and repayment of $200.0 million unsecured term loan scheduled to mature in 2013

✓

Origination and assumption of $558 million of new mortgage debt with a weighted average interest rate of 4.8% and repayment of $344 million of existing mortgage debt with a weighted average interest rate of 5.1%

Metric:	Proactive asset management to preserve and optimize the value of our assets, report, manage risk and drive internal growth in cash flows
Performance: Outstanding
Accomplishments:
✓ Increase in same-store cash NOI for our total portfolio (excluding the management fees paid to Sunrise, which were temporarily reduced for 2011) of 4.4% year over year

✓

Increase in average unit occupancy in 194 same-store seniors housing communities managed by Atria and Sunrise of 360 basis points to 91.9% in the fourth quarter of 2012 compared to the fourth quarter of 2011

✓

Sale of 43 properties and receipt of final repayment on loans receivable and marketable debt securities for aggregate proceeds of approximately $422 million, recognizing a net gain of $81.0 million from the dispositions

Metric:	Overall risk management, building infrastructure and values and reputation
Performance: Excellent to Outstanding
Accomplishments:
✓ Successful completion of Cogdell integration ahead of schedule and with greater synergies than expected
✓ Enhancement and improvement of Acquisitions and Asset Management processes to drive efficiency and adoption of heightened security and risk mitigation procedures to preserve stockholder value
✓ Initiation of energy management and purchasing programs to reduce costs

✓

Addition of key personnel, including Chief Technology Officer, reorganization of Information Technology department and investment in additional MOB Property Management, Information Technology and Human Resources talent to manage prior growth and position us for future growth

✓

Expansion of sustainability initiatives, including through dedicated website and annual report disclosure of our progress on sustainability and participation in the Global Real Estate Sustainability Benchmark (GRESB) and Carbon Disclosure Project (CDP) surveys

✓ Third highest "Management Value Added" (MVA) among 57 REITs according to Green Street Advisors report

LESS IMPORTANCE

              Earned Awards.    In January 2013, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board considered the performance metrics discussed above and recognized each Named Executive Officer's contributions to our overall performance. In determining the long-term equity incentive award for Ms. Cafaro, the Compensation Committee and the independent members of the Board recognized that our company and Ms. Cafaro had delivered superior performance and also considered the leverage in Ms. Cafaro's compensation structure, including the absolute dollar value of her compensation relative to the market, and the Board's belief that our Chief Executive Officer's compensation should have greater alignment with stockholders than our other executive officers. Based on the foregoing, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved long-term equity incentive awards to our Named Executive Officers for 2012 as shown below. The actual award amounts will be reflected in next year's Summary Compensation Table as restricted stock and stock option awards granted in 2013.

2012 Long-Term Incentive Awards
(as a multiple of base salary)

              For 2012, long-term incentive compensation consisted of equity awards in the form of stock options and shares of restricted stock granted pursuant to our 2012 Incentive Plan. The Compensation Committee determined that 70% of the value of the 2012 long-term equity incentive awards should be granted in the form of shares of restricted stock and 30% should be granted in the form of stock options. The Compensation Committee believes that restricted stock provides a stronger incentive to create and preserve long-term stockholder value and, therefore, has weighted the long-term equity incentive awards more heavily toward restricted stock. Furthermore, restricted stock is the most prevalent form of long-term incentive compensation among the Comparable Companies.

              Shares of restricted stock and stock options are granted to our Named Executive Officers, other than the Chief Executive Officer, on the date that the Compensation Committee meets to review annual performance and determine the value of the long-term equity incentive awards. Shares of restricted stock and stock options are granted to our Chief Executive Officer on the date that the independent members of our Board meet to review and approve the Compensation Committee's recommendations with respect to the value of the Chief Executive Officer's long-term equity incentive award. Typically, these meetings of the independent members of our Board and the Compensation Committee are held on the same day. The long-term equity incentive awards granted to our Named Executive Officers generally vest in three equal annual installments, beginning on the date of grant. Stock options are generally subject to a ten-year term, and the stock option exercise price is the closing price of our common stock on the date of grant.

              Earned Compensation of Our Named Executive Officers for 2012, 2011 and 2010 Performance.    Due to SEC rules that require the full grant date fair value of equity awards to be included in the Summary Compensation Table for the year in which they were granted, the compensation set forth in the Summary Compensation Table disconnects the value of our long-term equity incentive awards from the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2013 for 2012 performance will not be shown in the Summary Compensation Table until our 2014 Proxy Statement as 2013 compensation). For this reason and to provide stockholders with a calculation of our Named Executive Officers' total direct compensation that is consistent with how the Board evaluates executive compensation and pay-for-performance, we are providing the supplemental table below, which aligns the value of our long-term equity incentive awards with the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2013 for 2012 performance are shown as 2012 compensation). This table supplements, and does not replace, the Summary Compensation Table.

				Long-Term Equity Incentive Award
	Performance Year		Annual Cash Incentive Award	Restricted Stock		Stock Options		Total Direct Compensation(2)
Name		Salary		# of Shares	Value(1)	# of Shares	Value(1)
D. Cafaro(3)	2012	$1,000,000	$3,480,000	63,066	$4,158,000	175,739	$1,782,000	$10,420,000
	2011	915,000	3,019,500	82,808	4,611,600	182,560	1,976,400	10,522,500
	2010	725,000	2,186,328	85,437	4,567,500	171,906	1,957,500	9,436,328
R. Lewis	2012	600,000	1,320,000	28,348	1,869,000	78,994	801,000	4,590,000
	2011	498,000	1,064,475	30,985	1,725,570	68,310	739,530	4,027,575
	2010	470,000	947,344	30,440	1,617,675	61,245	693,280	3,728,299
T. Lillibridge(4)	2012	400,000	832,821	9,682	638,400	26,982	273,600	2,144,821
	2011	375,000	599,574	11,312	630,000	24,939	270,000	1,874,574
	2010	187,500	264,658	3,957	211,726	7,962	90,740	754,624
T.R. Riney	2012	450,000	924,000	12,900	850,500	35,946	364,500	2,589,000
	2011	381,000	760,095	14,367	800,100	31,673	342,900	2,284,095
	2010	370,000	696,063	14,523	777,000	29,220	333,000	2,176,063
R. Schweinhart	2012	450,000	868,875	11,466	756,000	31,952	324,000	2,398,875
	2011	407,000	782,051	15,347	854,700	33,835	366,300	2,410,051
	2010	395,000	743,094	15,504	829,500	31,195	355,500	2,323,094
(1)
Amounts shown represent the full grant date fair value, calculated pursuant to Financial Accounting Standards Board ("FASB") guidance relating to fair value provisions for share-based payments, of the restricted stock and stock option portions of each Named Executive Officer's long-term equity incentive award.

(2)
Total direct compensation consists of base salary, plus annual cash incentive awards and long-term equity incentive awards, and therefore excludes amounts shown in the "All Other Compensation" column of the 2012 Summary Compensation Table.

(3)
Ms. Cafaro's total direct compensation excludes the $8 million special equity incentive award granted to her in March 2011 that vests over five years because this award was not related solely to performance in a single year. The special equity incentive award was granted to support her continued retention and in recognition of her superior long-term performance and contributions to our success. The Board does not view this award as a continuing feature of our executive compensation program.

(4)
Mr. Lillibridge's total direct compensation for 2010 excludes the $5.3 million special equity incentive awards that were granted to him in connection with the closing of our Lillibridge acquisition and the negotiation and execution of his employment agreement in July 2010.

  Other Benefits and Perquisites

              Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees. In 2012, we provided the following significant benefits to our employees, including our Named Executive Officers:

•

Health, dental and vision insurance (of which we paid 90% of the premium in 2012);

•

Short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

•

Participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee's base salary, up to the federal limit, in 2012).

We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other personal benefits to attract and retain superior employees for key positions. In 2012, the only perquisites and benefits provided to our Named Executive Officers that were not otherwise available to all employees consisted of: supplemental disability and life insurance coverage for Ms. Cafaro; payment of limited spousal travel and entertainment benefits while accompanying the Named Executive Officer on certain company business and business development activities for Ms. Cafaro and Mr. Lewis; provision of a parking space for a portion of the year (with no incremental cost to us) for Ms. Cafaro and Mr. Lewis; and reimbursement for the cost of parking and membership in certain professional and social organizations for Mr. Lillibridge. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in our 401(k) plan and our matching contributions to the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.

Severance Benefits

              Under existing employment or change of control severance agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, the severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.

              Pursuant to her employment agreement, our Chief Executive Officer is not entitled to severance benefits solely upon a change of control, nor is she entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although legacy arrangements with Messrs. Lewis, Riney and Schweinhart, which have been in existence and have not been amended for several years (other than certain amendments to comply with Section 409A of the Code and the amendment of Mr. Riney's change-in-control severance agreement to eliminate a "modified single trigger" change of control provision), provide certain tax gross-up payments with respect to payments made in connection with a change of control, no tax gross-up would have been payable to any of our Named Executive Officers under the scenarios and assumptions presented under "—Potential Payments Upon Termination or Change of Control" in this Proxy Statement. At the time we entered into each such arrangement, the Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, based on the market compensation analyses of the Compensation Committee's independent compensation consultant, to be consistent with then current competitive market practices. Our employment agreement with

Mr. Lillibridge, which we entered into in 2010, does not provide for any tax gross-up payments in connection with a change of control.

Tax Considerations

              Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our Named Executive Officers other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We may consider qualification for deductibility under Section 162(m) for compensation paid to our Named Executive Officers. The Compensation Committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m), but that is deemed to be in our best interests and the best interests of our stockholders.

Minimum Share Ownership Guidelines for Executive Officers

              Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until such time, must retain at least 60% of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of our Board annually review each executive officer's compliance with the guidelines as of July 1. All of our executive officers are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not require a minimum holding period for stock options, restricted stock or other equity grants.

Adjustment or Recovery of Awards

              Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document and (2) any profits realized from the sale of our securities during those 12 months. Following the SEC's adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules. Our equity award agreements currently provide that the awards are subject to recoupment under any such policy we may adopt in the future.

Compensation Tables

2012 Summary Compensation Table

              The following table sets forth the compensation awarded or paid to, or earned by, each of the Named Executive Officers during 2012, 2011 and 2010 (for supplemental information regarding the total direct compensation earned by the Named Executive Officers for 2012 performance, see "Compensation Discussion and Analysis—Earned Compensation of our Named Executive Officers for 2012, 2011 and 2010 Performance" above):

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
D. Cafaro	2012	$1,000,000	$—	$4,611,600	$1,976,400	$3,480,000	$98,819	$11,166,819
Chairman of the Board and	2011	915,000	—	12,567,500	1,957,500	3,019,500	39,331	18,498,831
Chief Executive Officer	2010	725,000	—	3,902,220	1,672,380	2,186,328	55,178	8,541,106
R. Lewis	2012	600,000	—	1,725,570	739,530	1,320,000	67,037	4,452,137
President	2011	498,000	—	1,617,675	693,280	1,064,475	7,391	3,880,821
	2010	470,000	—	1,116,452	478,479	947,344	26,678	3,038,953
T. Lillibridge(5)	2012	400,000	—	630,000	270,000	832,821	39,434	2,172,255
Executive Vice President, Medical	2011	375,000	—	211,726	90,740	599,574	30,549	1,307,589
Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	2010	187,500	264,658	5,335,000	—	—	765	5,787,923
T.R. Riney	2012	450,000	—	800,100	342,900	924,000	9,238	2,526,238
Executive Vice President,	2011	381,000	—	777,000	333,000	760,095	7,391	2,258,486
Chief Administrative Officer and General Counsel	2010	370,000	—	694,260	297,540	696,063	27,236	2,085,099
R. Schweinhart	2012	450,000	—	854,700	366,300	868,875	9,238	2,549,113
Executive Vice President and	2011	407,000	—	829,500	355,500	782,051	7,391	2,381,442
Chief Financial Officer	2010	395,000	—	656,250	281,250	743,094	17,579	2,093,173
(1)
The amount shown in the Bonus column represents Mr. Lillibridge's annual cash incentive award for 2010, which was predetermined in connection with the negotiation and execution of his employment agreement, prorated to reflect the portion of 2010 for which he was employed by us. Annual cash incentive awards earned by our Named Executive Officers (other than Mr. Lillibridge for 2010) for performance in 2012, 2011 and 2010 are included in the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our Named Executive Officers in 2012, 2011 and 2010 for prior-year performance, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. The amount shown in the Stock Awards column for Ms. Cafaro in 2011 includes the $8 million special equity incentive award granted to her in March 2011 that vests over five years to support her continued retention and in recognition of her superior long-term performance and contributions to our success. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2012 Grants of Plan-Based Awards Table and 2012 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(3)
The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers (other than Mr. Lillibridge for 2010) for performance in 2012, 2011 and 2010. Mr. Lillibridge's annual cash incentive award for 2010 was predetermined in connection with the negotiation and execution of his employment agreement in July 2010 and is included in the column entitled "Bonus."

(4)
The amounts shown in the All Other Compensation column for 2012 include: supplemental disability insurance premiums (in the amount of $27,785) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro; our matching contributions to the Named Executive Officers' 401(k) plan accounts; payment of spousal travel and entertainment benefits in 2012 while accompanying the Named Executive Officer on company business and business development activities for Ms. Cafaro and Mr. Lewis (in the amount of $57,798 each); provision of a parking space for a portion of the year for Ms. Cafaro and Mr. Lewis (for which there was no incremental cost to us); and reimbursement for the cost of parking and membership in certain professional and social organizations for Mr. Lillibridge (in the amount of $25,288).

(5)
Mr. Lillibridge joined us effective July 1, 2010. Pursuant to his employment agreement, on July 1, 2010, Mr. Lillibridge received two special equity incentive awards in the form of 55,561 shares of restricted stock each, having an aggregate fair market value of $5,335,000 on the date of grant, to encourage his long-term retention. The awards vest over five years following the date of grant.

 2012 Grants of Plan-Based Awards Table

              The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2012:

									All Other Stock Awards: Number of Shares of Stock or Units(1) (#)
										All Other Option Awards: Number of Securities Underlying Options(2) (#)		Grant Date Fair Value of Stock and Option Awards(4) ($)
											Exercise or Base Price of Option Awards(3) ($/Sh)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
D. Cafaro	—	(5)	$800,000	$1,600,000	$3,600,000	$—	$—	$—	—	—	$—	$—
	—	(6)	—	—	—	1,750,000	3,500,000	7,200,000	—	—	—	—
	1/18/2012	(7)	—	—	—	—	—	—	82,808	—	—	4,611,600
	1/18/2012	(7)	—	—	—	—	—	—	—	182,560	55.69	1,976,400
R. Lewis	—	(5)	450,000	900,000	1,350,000	—	—	—	—	—	—	—
	—	(6)	—	—	—	990,000	1,980,000	2,970,000	—	—	—	—
	1/18/2012	(7)	—	—	—	—	—	—	30,985	—	—	1,725,570
	1/18/2012	(7)	—	—	—	—	—	—	—	68,310	55.69	739,530
T. Lillibridge	—	(5)	280,000	560,000	840,000	—	—	—	—	—	—	—
	—	(6)	—	—	—	320,000	640,000	960,000	—	—	—	—
	1/18/2012	(7)	—	—	—	—	—	—	11,312	—	—	630,000
	1/18/2012	(7)	—	—	—	—	—	—	—	24,939	55.69	270,000
T.R. Riney	—	(5)	315,000	630,000	945,000	—	—	—	—	—	—	—
	—	(6)	—	—	—	450,000	900,000	1,350,000	—	—	—	—
	1/18/2012	(7)	—	—	—	—	—	—	14,367	—	—	800,100
	1/18/2012	(7)	—	—	—	—	—	—	—	31,673	55.69	342,900
R. Schweinhart	—	(5)	315,000	630,000	945,000	—	—	—	—	—	—	—
	—	(6)	—	—	—	450,000	900,000	1,350,000	—	—	—	—
	1/18/2012	(7)	—	—	—	—	—	—	15,347	—	—	854,700
	1/18/2012	(7)	—	—	—	—	—	—	—	33,835	55.69	366,300
(1)
The amounts shown reflect shares of restricted stock granted to our Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant.

(2)
The stock options vest in three equal annual installments beginning on the date of grant.

(3)
The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)
The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)
The amounts shown represent the threshold, target and maximum annual cash incentive award opportunities of each of our Named Executive Officers for performance in 2012. The earnings opportunities were approved by the Compensation Committee and, in the case of the Chief Executive Officer, by the independent members of our Board. The actual amount of each Named Executive Officer's award is based on the achievement of certain performance metrics as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2012 were granted near the maximum levels in January 2013 and paid during the first quarter of 2013. The amounts of the earned awards are shown in the "Non-Equity Incentive Plan Compensation" column of the 2012 Summary Compensation Table.

(6)
The amounts shown represent the 2012 threshold, target and maximum long-term equity incentive award opportunities of each of our Named Executive Officers. The earnings opportunities were approved by the Compensation Committee and, in the case of the Chief Executive Officer, by the independent members of our Board. The actual amount of each Named Executive Officer's award is based on performance with respect to certain performance metrics as discussed in our CD&A. The 2012 long-term equity incentive awards earned by our Named Executive Officers were granted between the target and maximum levels in January 2013 in the form of restricted stock (70%) and stock options (30%). The amounts of the earned awards will be reported as restricted stock and stock option grants made during 2013 and are not included in the 2012 Grants of Plan-Based Awards Table above; however, the amounts of these awards are shown in the table under "Earned Compensation of Our Named Executive Officers for 2012, 2011 and 2010 Performance" in our CD&A.

(7)
The amounts shown reflect the 2011 long-term equity incentive awards granted as restricted stock and stock options to our Named Executive Officers in January 2012.

 2012 Outstanding Equity Awards at Fiscal Year-End Table

              The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2012:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units That Have Not Vested(1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
D. Cafaro	89,246	—	—		$43.26		1/17/2017		—	$—	—		$—
	428,560	—	—		41.54		1/22/2018		—	—	—		—
	17,767	—	—		28.96		1/21/2019		—	—	—		—
	171,350	—	—		44.56		1/20/2020		—	—	—		—
	114,604	57,302	—		53.46		1/24/2021		—	—	—		—
	60,854	121,706	—		55.69		1/18/2022		—	—	—		—
	—	—	—		—		—		206,031	13,334,326	—		—
	—	—	—		—		—		—	—	63,066	(3)	4,158,000	(3)
	—	—	175,739	(3)	65.93	(3)	1/23/2023	(3)	—	—	—		1,782,000	(3)
R. Lewis	40,830	20,415	—		53.50		1/20/2021		—	—	—		—
	22,770	45,540	—		55.69		1/18/2022		—	—	—		—
	—	—	—		—		—		30,802	1,993,505	—		—
	—	—	—		—		—		—	—	28,348	(3)	1,869,000	(3)
	—	—	78,994	(3)	65.93	(3)	1/23/2023	(3)	—	—	—		801,000	(3)
T. Lillibridge	5,308	2,654	—		53.50		1/20/2021		—	—	—		—
	8,313	16,626	—		55.69		1/18/2022		—	—	—		—
	—	—	—		—		—		86,645	5,607,664	—		—
	—	—	—		—		—		—	—	9,682	(3)	638,400	(3)
	—	—	26,982	(3)	65.93	(3)	1/23/2023	(3)	—	—	—		273,600	(3)
T.R. Riney	10,161	—	—		44.56		1/20/2020		—	—	—		—
	19,480	9,740	—		53.50		1/20/2021		—	—	—		—
	10,558	21,115	—		55.69		1/18/2022		—	—	—		—
	—	—	—		—		—		14,419	933,198	—		—
	—	—	—		—		—		—	—	12,900	(3)	850,500	(3)
	—	—	35,946	(3)	65.93	(3)	1/23/2023	(3)	—	—	—		364,500	(3)
R. Schweinhart	82,140	—	—		41.54		1/22/2018		—	—	—		—
	39,823	—	—		28.96		1/21/2019		—	—	—		—
	28,816	—	—		44.56		1/20/2020		—	—	—		—
	20,797	10,398	—		53.50		1/20/2021		—	—	—		—
	11,279	22,556	—		55.69		1/18/2022		—	—	—		—
	—	—	—		—		—		15,399	996,623	—		—
	—	—	—		—		—		—	—	11,466	(3)	756,000	(3)
	—	—	31,952	(3)	65.93	(3)	1/23/2023	(3)	—	—	—		324,000	(3)
(1)
Outstanding option and restricted stock awards vest in three equal annual installments beginning on the date of grant and outstanding options expire on the tenth anniversary of the date of grant, except for: 152,934 shares of restricted stock granted to Ms. Cafaro on March 22, 2011, which vest in five equal annual installments beginning on March 22, 2012; 10,208 stock options and 5,074 shares of restricted stock granted to Mr. Lewis on March 16, 2011, which vest in equal installments on March 16, 2011, January 20, 2012 and January 20, 2013 and which stock options expire on January 20, 2021; and 111,122 shares of restricted stock granted to Mr. Lillibridge on July 1, 2010, which vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		Ms. Cafaro		Mr. Lewis		Mr. Lillibridge		Mr. Riney		Mr. Schweinhart
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares
	January 18	60,853	27,603	22,770	10,328	8,313	3,771	10,558	4,789	11,278	5,116
	January 20			20,415	10,146	2,654	1,319	9,740	4,841	10,398	5,168
2013	January 24	57,302	28,479
	March 22		30,587
	July 1						22,224
	January 18	60,853	27,602	22,270	10,328	8,313	3,770	10,557	4,789	11,278	5,115
2014	March 22		30,587
	July 1						27,781
2015	March 22		30,587
	July 1						27,780
2016	March 22		30,586

  Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock.

(2)
For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $64.72, the closing price of our common stock on December 31, 2012, the last trading day of 2012.

(3)
The amounts shown represent the 2012 long-term equity incentive awards for our Named Executive Officers, which had not been earned as of December 31, 2012. The 2012 long-term equity incentive awards consisted of restricted stock (70%) and stock options (30%).

2012 Options Exercised and Stock Vested Table

              The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2012:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
D. Cafaro	125,534	$4,803,176	115,859	$6,531,393
R. Lewis	49,024	665,354	44,117	2,592,088
T. Lillibridge	—	—	21,758	1,336,509
T.R. Riney	146,704	2,742,636	22,468	1,319,422
R. Schweinhart	124,593	3,230,036	22,838	1,340,059
(1)
If a Named Executive Officer used stock to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired was less than the amount shown. The number of shares acquired and value realized have not been reduced to reflect the payment of any tax obligations.

(2)
The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.

Employment and Change of Control Severance Agreements with Named Executive Officers

              We are parties to the following employment and change of control severance agreements with our Named Executive Officers:

•

A second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the "Cafaro Employment Agreement");

•

An employment agreement with Mr. Lewis dated September 18, 2002, as amended (the "Lewis Employment Agreement");

•

An employment agreement with Mr. Lillibridge dated July 1, 2010 (the "Lillibridge Employment Agreement");

•

An amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the "Riney Employment Agreement"), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the "Riney Severance Agreement"); and

•

An amended and restated employment agreement with Mr. Schweinhart dated December 31, 2004, as amended (the "Schweinhart Employment Agreement").

Under these agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee's independent compensation consultant, to be consistent with then current competitive market practices.

Employment Agreement: Cafaro

              The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of Ms. Cafaro's employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of the Cafaro Employment Agreement for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year. Ms. Cafaro will also be subject to certain confidentiality and nondisparagement restrictions.

              Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro's severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)

•

Prorated portion of Target Bonus* for year of termination

•

3x sum of (x) base salary in effect, plus (y) Target Bonus for year of termination

•

Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)

•

Continuation of medical, dental, life and disability insurance benefits for two years

•

Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Change of Control Without a Termination of Employment
• None**

Death/Disability
• Prorated portion of Target Bonus for year of termination • Continuation of medical and dental insurance for two years (disability only)**

*
"Cause" means Ms. Cafaro's (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board's adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

"Good Reason" means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro's position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro's base salary, annual maximum bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business or assets.

"Target Bonus" means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro's annual bonus (assuming maximum individual and company performance) in respect of service for the year of termination.

**
Certain of Ms. Cafaro's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreements: Lewis and Schweinhart

              The Lewis Employment Agreement and the Schweinhart Employment Agreement (collectively, the "Executive Employment Agreements") contain substantially similar terms. The Executive Employment Agreements provide Mr. Lewis and Mr. Schweinhart (each, an "Executive") with annual base salaries of not less than $210,000 and not less than $262,000, respectively. The Executive Employment Agreements provide that the Executives are eligible for bonuses and to participate in our incentive and other employee benefit plans and shall receive a gross-up for any taxes imposed upon them by Section 4999 of the Code, or any similar state or local tax, as a result of payments or benefits to which the Executives may be entitled under the Executive Employment Agreements. Under certain circumstances, however, such payments or benefits are subject to reduction such that there will be no taxes imposed upon the Executives by Section 4999 of the Code or any similar state or local tax.

              The initial terms of the Lewis Employment Agreement and the Schweinhart Employment Agreement expired on September 30, 2003 and December 31, 2005, respectively; however, the term of each Executive Employment Agreement is automatically extended by one additional day for each day following the effective date of such agreement that Mr. Lewis or Mr. Schweinhart, as applicable, remains employed by us, unless we elect to cease such automatic extension with notice to the Executive. In such case, the Executive Employment Agreement will terminate no sooner than 12 months after the giving of notice. Upon termination of an Executive Employment Agreement for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year. The Executive will also be subject to certain confidentiality and nondisparagement restrictions.

              Under the terms of the Executive Employment Agreements, the Executives are entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the Consumer Price Index (the "CPI")) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

•

Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options

•

Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment
• None**

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to 2x (x) the sum of base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to the Executive for year of termination

•

Full vesting of all stock options and restricted stock

•

Continuation of medical, dental, life and long-term disability insurance benefits for two years

Death/Disability
• Prorated portion of Maximum Annual Bonus for year of termination**

*
"Cause" means the Executive's: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer. In the case of Mr. Schweinhart, "Cause" also means an order of any federal or state agency or court prohibiting Mr. Schweinhart from serving as our officer or Chief Financial Officer.

"Good Reason" means the occurrence of any of the following events: (1) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement, any other action by us that results in a diminution or other material adverse change in such position, authority or duties or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement; (2) our failure to pay the Executive's minimum specified base salary; (3) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (4) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (5) any other material adverse change to the terms and conditions of the Executive's employment; and (6) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from the Executive.

"Change of Control" means the occurrence of any of the following events: (1) beneficial ownership by any "person" or "group" (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of August 2, 2002 (in the case of Mr. Lewis) or as of December 31, 2004 (in the case of Mr. Schweinhart), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.

"Maximum Annual Bonus" means the Executive's annual bonus, assuming maximum individual and company performance.

**
Certain of the Executives' outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreement: Lillibridge

              The Lillibridge Employment Agreement provides Mr. Lillibridge with an annual base salary of not less than $375,000. In addition, Mr. Lillibridge is eligible for bonuses and to participate in our incentive and other employee benefit plans. Under the Lillibridge Employment Agreement, Mr. Lillibridge received two special equity incentive awards in the form of 111,122 shares of restricted stock in the aggregate, to encourage his long-term retention. The shares of restricted stock vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. In addition to vesting upon certain events as specified below, the shares of restricted stock will vest in full upon certain sales of substantially all of our medical office and outpatient healthcare properties or operations.

              The Lillibridge Employment Agreement also obligates us to reimburse Mr. Lillibridge for the cost of parking one automobile at his office location and for the cost of membership in three professional organizations, not to exceed $22,000 in the aggregate annually.

              The term of the Lillibridge Employment Agreement expires on July 1, 2015. The Lillibridge Employment Agreement subjects Mr. Lillibridge to certain noncompetition, nonsolicitation and noninterference restrictions until the later of July 1, 2015 and the second anniversary of the termination of his employment. In consideration of such restrictions, Mr. Lillibridge received a cash payment of $1.9 million on July 1, 2010. Mr. Lillibridge is also subject to certain confidentiality and nondisparagement restrictions.

              Under the terms of the Lillibridge Employment Agreement, Mr. Lillibridge is entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

•

Full vesting of special equity incentive awards

•

Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment
• Full vesting of special equity incentive awards upon one-year anniversary of change of control**

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to 2x the sum of (x) base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the target number of shares of restricted stock authorized to be issued to Mr. Lillibridge for year of termination

•

Full vesting of all stock options and restricted stock

•

Continuation of medical, dental, life and long-term disability insurance benefits for 18 months

Death/Disability
• Prorated portion of Maximum Annual Bonus for year of termination**

*
"Cause" means Mr. Lillibridge's: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Lillibridge Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

"Good Reason" means the occurrence of any of the following events: (1) the assignment to Mr. Lillibridge of any duties materially and adversely inconsistent with, or a material diminution of, his position, authority or duties as prescribed by the Lillibridge Employment Agreement; (2) our requiring Mr. Lillibridge to be based at any office or location that is more than 50 miles from Chicago, Illinois; (3) our failure to pay Mr. Lillibridge's minimum specified base salary; (4) our failure to provide the annual bonus opportunity or any benefits or perquisites prescribed by the Lillibridge Employment Agreement; (5) our medical property operations ceasing to be operated under the Lillibridge brand and name without Mr. Lillibridge's consent; (6) any other material breach by us of the Lillibridge Employment Agreement; and (7) our failure to cause the assumption of the Lillibridge Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from Mr. Lillibridge.

  "Change of Control" means the occurrence of any of the following events: (1) beneficial ownership by any "person" or "group" (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of more than 50% of the combined voting power of our outstanding voting securities; (2) during any 12-month period, persons who constituted our Board as of July 1, 2010, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) a complete liquidation or dissolution of our company; and (5) approval by our stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

  "Maximum Annual Bonus" means Mr. Lillibridge's annual bonus, assuming maximum individual and company performance.

**
Certain of Mr. Lillibridge's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreement and Change of Control Severance Agreement: Riney

              The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.

              Under the terms of the Riney Employment Agreement, the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, will be offset by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to (x) prorated portion of Target Bonus* for year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for year of termination

•

Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options

•

Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment
• None**

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)

•

Lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in the CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for year in which the date immediately prior to the effectiveness of the Change of Control occurs

•

Continuation of medical, dental, life and disability insurance benefits for two years

•

Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability
• Prorated portion of Target Bonus for year of termination**

*
"Cause" means Mr. Riney's (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board's adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

"Good Reason" means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney's status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney's base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.

"Change of Control" means the occurrence of any of the following events: (1) beneficial ownership by any "person" or "group" (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.

"Target Bonus" means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**
Certain of Mr. Riney's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Potential Payments upon Termination or Change of Control

              The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

•

Termination for Cause or without Good Reason;

•

Termination other than for Cause or with Good Reason ("involuntary termination");

•

A Change of Control (without any termination of employment);

•

Involuntary termination following a Change of Control; and

•

Death or disability.

              The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination or Change of Control occurred December 31, 2012. The actual amounts can be determined only if and when the Named Executive Officer's employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although the Cafaro Employment Agreement, the Executive Employment Agreements and the Lillibridge Employment Agreement contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table below.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
D. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$—	$3,600,000	$—	$3,600,000	$3,600,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,000,000	—	3,000,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	10,800,000	—	10,800,000	—
Vesting of restricted stock and stock options(4)(5)	—	15,078,552	7,160,254	15,078,552	15,078,552
Continued insurance benefits(6)	—	111,359	—	111,359	41,450
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—

Total for D. Cafaro	$—	$32,639,911	$7,160,254	$32,639,911	$18,720,002
R. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$1,350,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	600,000	—	1,200,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,350,000	—	2,154,886	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	1,325,077	2,633,788	2,633,788	2,633,788
Continued insurance benefits	—	22,833	—	45,666	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—

Total for R. Lewis	$—	$3,297,911	$2,633,788	$6,034,340	$3,983,788

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
T. Lillibridge
Prorated portion of Maximum Annual Bonus for year of termination(2)	$—	$—	$—	$—	$840,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	400,000	—	800,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	840,000	—	1,680,000	—
Payment equal to multiple of fair market value of target restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	608,873	—
Vesting of restricted stock and stock options(4)(5)	—	5,034,245	5,787,575	5,787,575	5,787,575
Continued insurance benefits	—	22,293	—	33,440	—

Total for T. Lillibridge	$—	$6,296,538	$5,787,575	$8,909,887	$6,627,575
T.R. Riney
Prorated portion of Target Bonus for year of termination(2)	$—	$945,000	$—	$—	$945,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	450,000	—	900,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)	—	945,000	—	1,890,000	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	564,886	—
Vesting of restricted stock and stock options(4)(5)	—	623,254	1,233,149	1,233,149	1,233,149
Continued insurance benefits	—	22,998	—	45,996	—
Excise tax gross-up(5)	—	—	—	—	—

Total for T.R. Riney	$—	$2,986,252	$1,233,149	$4,634,031	$2,178,149

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
R. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$945,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	450,000	—	900,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	945,000	—	1,890,000	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	564,886	—
Vesting of restricted stock and stock options(4)(5)	—	665,580	1,316,970	1,316,970	1,316,970
Continued insurance benefits	—	16,294	—	32,588	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—

Total for R. Schweinhart	$—	$2,076,875	$1,316,970	$4,704,444	$2,261,970
(1)
Involuntary termination following Change of Control for Ms. Cafaro, involuntary termination within one year of Change of Control for Messrs. Lewis, Lillibridge and Schweinhart, and involuntary termination within two years of Change of Control for Mr. Riney.

(2)
"Target Bonus" or "Maximum Annual Bonus," as applicable, for each Named Executive Officer is defined above under "Employment and Change of Control Severance Agreements with Named Executive Officers."

(3)
Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Lewis, Lillibridge, Riney and Schweinhart	1x	2x
(4)
Pursuant to our 2006 Incentive Plan, unless the applicable award agreement provides otherwise, upon a change of control or in the event of death or disability of a participant while employed by us, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock and restricted stock units held by the participant immediately lapse. The special equity incentive awards granted to Ms. Cafaro on March 22, 2011 and Mr. Lillibridge on July 1, 2010 specifically provide that they do not vest upon a change of control. In the event of involuntary termination: Ms. Cafaro would become fully vested in all restricted stock awards and stock options; Messrs. Lewis, Riney and Schweinhart would be treated as having one additional year of service for purposes of vesting of restricted stock; and all shares of restricted stock granted to Mr. Lillibridge as part of his special equity incentive awards on July 1, 2010 would vest in full.

(5)
Assumes a stock price of $64.72, the closing price of our common stock on December 31, 2012, the last trading day of 2012. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares vesting by $64.72, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $64.72 and multiplying by the number of options vesting.

(6)
Only in the event of disability.

(7)
Pursuant to the Cafaro Employment Agreement and the Executive Employment Agreements, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Lewis and Schweinhart are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

(8)
Pursuant to the Executive Employment Agreements, the Lillibridge Employment Agreement, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Lewis, Lillibridge, Riney and Schweinhart is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in the CPI.

(9)
The fair market value of the maximum or target restricted stock grant under the long-term incentive plan is determined by multiplying the maximum or target 2012 long-term incentive opportunity, as applicable, by 0.70.

NON-EMPLOYEE DIRECTOR COMPENSATION

              Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies as well as public companies of similar enterprise value, market capitalization and assets and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of that compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, our only employee director, does not receive compensation for her service as a director.

Cash Compensation

              The cash compensation paid to, or earned by, our non-employee directors in 2012 was comprised of the following three components:

•

Quarterly Board retainer: Each non-employee director received a retainer of $18,750 for each calendar quarter in which he or she served as a director. The Presiding Director received an additional retainer of $6,250 for each calendar quarter of service.

•

Quarterly committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $6,250, $6,250 and $5,000, respectively, for each calendar quarter of service as the chair of such committee.

•

Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

              Pursuant to our Nonemployee Directors' Deferred Stock Compensation Plan (the "Director Deferred Compensation Plan"), non-employee directors may elect to defer receipt of all or a portion of their retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are paid either in additional units or cash. After a participating director ceases to serve on the Board, or at such later time as he or she has previously designated, the director's stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director's prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

              The equity-based compensation paid to our non-employee directors in 2012 consisted of stock options and shares of restricted stock or restricted stock units, at the director's prior election, granted pursuant to our 2006 Stock Plan for Directors as follows:

•

On January 1, each non-employee director who was serving on such date received: (1) options to purchase 5,000 shares of our common stock, having an exercise price equal to the fair market value of our common stock on the date of grant; and (2) shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $100,000 minus the value of the same-day grant of stock options described in clause (1).

•

Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received: (1) options to purchase a number of shares of common stock equal to a pro rata portion of the number of stock options granted to the existing directors on January 1 (determined by reference to the number of days remaining in the calendar year), having an exercise price equal to the fair market value of our common stock on the date of grant; and (2) 2,000 shares of restricted stock or restricted stock units, at his or her prior election, plus a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $100,000 minus the fair market value of the same-day grant of stock options described in clause (1) (in each case, determined by reference to the number of days remaining in the calendar year).

Stock options granted to our non-employee directors generally vest in two equal annual installments, beginning on the date of grant, and are subject to a ten-year term. The stock option exercise price is the closing price of our common stock on the date of grant. Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

Minimum Share Ownership Guidelines for Non-Employee Directors

              Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $75,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for committee membership or chairmanship or service as the Presiding Director). Each non-employee director has five years from the date that he or she first becomes subject to the guidelines to satisfy the minimum share ownership levels, and until such time, that director must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares forfeited by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. Taking into account any permitted transition period, all of our non-employee directors are currently in compliance with these guidelines.

Review of Non-Employee Director Compensation

              The Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by the Board. As part of its annual review, the Nominating Committee may consider information contained in surveys compiled by NAREIT or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels. In 2012, the Nominating Committee retained PM&P to advise it on matters related to non-employee director compensation levels and program design for 2013. After consultation with PM&P, the Nominating Committee recommended, and the Board approved, changes to the equity-based compensation paid to our non-employee directors, beginning in 2013, to eliminate the stock option component of the annual equity grant (and the stock option component of the equity grant upon initial election or appointment to the Board), thereby resulting in the annual restricted stock or restricted stock unit grant having an aggregate value of $100,000.

              In 2013, the Nominating Committee retained PM&P to advise it on matters related to non-employee director compensation levels and program design for 2014. After consultation with PM&P, the Nominating Committee recommended, and the Board approved, additional changes to the equity-based compensation paid to our non-employee directors, beginning in 2014, to increase the annual restricted stock or restricted stock unit grant to an aggregate value of $130,000 and to eliminate the grant of 2,000 shares of restricted stock or restricted stock units to directors upon initial election or appointment to the Board.

2012 Non-Employee Director Compensation Table

              The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2012:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
D. Crocker II	$124,000	$56,700	$43,300	$224,000
R. Geary	100,500	56,700	43,300	200,500
J. Gellert	100,000	56,700	43,300	200,000
R. Gilchrist	95,000	56,700	43,300	195,000
M. Lustig	75,000	56,700	43,300	175,000
D. Pasquale(3)	81,000	56,700	43,300	181,000
R. Paulson(4)	37,500	56,700	43,300	137,500
R. Reed	100,000	56,700	43,300	200,000
S. Rosenberg	115,000	56,700	43,300	215,000
G. Rufrano	95,000	56,700	43,300	195,000
J. Shelton	102,500	56,700	43,300	202,500
T. Theobald(4)	47,500	56,700	43,300	147,500
(1)
The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under "—Cash Compensation." Mr. Crocker received an additional $25,000 retainer in 2012 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $124,000 or 2,098 units; Mr. Gellert, $100,000 or 1,718 units; Mr. Lustig, $75,000 or 1,268 units; Mr. Rufrano, $95,000 or 1,607 units; and Mr. Shelton, $51,250 or 868 units.

(2)
The amounts shown in the Stock Awards and Option Awards columns represent the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) and stock options granted to each non-employee director in 2012, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2012, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (vested and unvested) held by each non-employee director were as follows:

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Stock Options (Vested and Unvested)
Mr. Crocker	1,540 shares	25,000 shares
Mr. Geary	1,540 shares	2,500 shares
Mr. Gellert	1,540 shares	45,000 shares
Mr. Gilchrist	2,290 shares	7,520 shares
Mr. Lustig	2,356 shares	8,191 shares
Mr. Pasquale	1,028 shares	45,000 shares
Mr. Paulson	0 shares	7,520 shares
Mr. Reed	1,540 shares	20,000 shares
Ms. Rosenberg	1,540 shares	45,000 shares
Mr. Rufrano	1,540 shares	12,849 shares
Mr. Shelton	1,540 shares	20,000 shares
Mr. Theobald	0 shares	30,000 shares
(3)
The amounts shown for Mr. Pasquale do not include certain deferred compensation and severance benefits paid in 2012 pursuant to the terms of the Pasquale Employment Agreement. See "Transactions with Related Persons—Transactions with Mr. Pasquale."

(4)
Messrs. Paulson and Theobald retired from our Board, effective May 17, 2012.

EQUITY COMPENSATION PLAN INFORMATION

              The following table summarizes information with respect to our equity compensation plans as of December 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	1,909,999	$47.20	11,282,769
Equity compensation plans not approved by stockholders(2)	63,647	N/A	933,740

Total	1,973,646	47.20	12,216,509
(1)
These plans consist of: (a) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (b) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (c) the Employee and Director Stock Purchase Plan; (d) the 2006 Incentive Plan; (e) the 2006 Stock Plan for Directors; (f) the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (42,674 shares at a weighted average exercise price of $48.60 pursuant to awards granted by NHP and assumed by us in connection with the NHP acquisition) and (g) the 2012 Incentive Plan. As of December 31, 2012, 2,446,155 shares and 8,836,614 shares, respectively, were available for grant under the Employee and Director Stock Purchase Plan and the 2012 Incentive Plan. No additional grants are permitted under the 2000 Incentive Compensation Plan, the 2004 Stock Plan for Directors, the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors.

(2)
These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

SECURITIES OWNERSHIP

Directors, Director-Nominees and Executive Officers

              The following table shows, as of March 18, 2013, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 18, 2013 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 292,019,799 shares of our common stock outstanding on March 18, 2013.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days			Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class
D. Cafaro	578,194	(1)	+	1,059,116	(2)	+	—	=	1,637,310	(1)(2)	*
D. Crocker II	52,215		+	25,000		+	29,111	=	106,326		*
R. Geary	14,611		+	2,500		+	2,098	=	19,209		*
J. Gellert	40,724		+	45,000		+	29,025	=	114,749		*
R. Gilchrist	12,532		+	7,520		+	—	=	20,052		*
R. Lewis	170,634		+	133,117		+	—	=	303,751		*
T. Lillibridge	120,416		+	33,582		+	—	=	153,998		*
M. Lustig	2,656		+	8,191		+	5,022	=	15,869		*
D. Pasquale	93,894	(3)	+	30,000		+	—	=	123,894	(3)	*
R. Reed	8,973		+	20,000		+	2,485	=	31,458		*
T.R. Riney	197,890	(4)	+	72,479		+	—	=	270,369	(4)	*
S. Rosenberg	70,105		+	45,000		+	4,135	=	119,240		*
G. Rufrano	6,361		+	12,849		+	4,619	=	23,829		*
R. Schweinhart	134,915	(5)	+	215,182		+	—	=	350,097	(5)	*
J. Shelton	6,400		+	20,000		+	5,141	=	31,541		*
All directors, director-nominees and executive officers as a group (16 persons)	1,537,448		+	1,731,799		+	81,636	=	3,350,883		1.1%
*
Less than 1%

(1)
Includes 5,000 shares held in trust for the benefit of Ms. Cafaro's immediate family, as to which Ms. Cafaro's spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(2)
Includes 392,720 stock options held in trust for the benefit of Ms. Cafaro's immediate family, as to which Ms. Cafaro's spouse is a co-trustee.

(3)
Includes 4,326 shares held in Mr. Pasquale's IRA.

(4)
Includes 1,300 shares held in Mr. Riney's IRA, 70,000 shares held in trust for the benefit of Mr. Riney's spouse, as to which Mr. Riney's spouse is the trustee, and 12,465 shares held in trust for the benefit of Mr. Riney's children, as to which Mr. Riney's spouse is the trustee. Mr. Riney disclaims beneficial ownership of the 12,465 shares held in trust for the benefit of his children except to the extent of his pecuniary interest therein, if any.

(5)
Includes 805 shares held in Mr. Schweinhart's IRA and 800 shares held in Mr. Schweinhart's spouse's IRA. Mr. Schweinhart disclaims beneficial ownership of the 800 shares held in Mr. Schweinhart's spouse's IRA. Mr. Schweinhart has shared voting and investment power over 10,078 shares of common stock.

Director and Executive Officer 10b5-1 Plans

              From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act ("10b5-1 plans"). 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy and Procedures requires preclearance of any 10b5-1 plan by our Legal department and provides that directors and executive officers may enter into, modify or terminate a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any such 10b5-1 plan must include a waiting period of no less than 30 days between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our Securities Trading Policy and Procedures generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.

              We disclose a director's or executive officer's entrance into, and modification or termination of, a 10b5-1 plan, and sales thereunder, on the Investor Relations section of our website at www.ventasreit.com/investor-relations. Information on our website is not a part of this Proxy Statement.

Principal Stockholders

              The following table shows, as of March 18, 2013, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	24,374,160	(2)	8.3%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	18,027,043	(3)	6.2%
FMR LLC 82 Devonshire Street Boston, MA 02109	23,719,975	(4)	8.1%
State Street Corporation One Lincoln Street Boston, MA 02111	15,530,461	(5)	5.3%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	33,369,397	(6)	11.4%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	19,552,881	(7)	6.7%

(1)
Percentages are based on 292,019,799 shares of our common stock outstanding on March 18, 2013.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, "BlackRock"), on February 1, 2013. BlackRock reported that, as of December 31, 2012, it had sole voting and dispositive power over 24,374,160 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)
Based solely on information contained in a Schedule 13G filed by Cohen & Steers, Inc. ("C&S"), Cohen & Steers Capital Management, Inc. ("C&S Management") and Cohen & Steers Europe S.A. ("C&S Europe" and, together with C&S and C&S Management, the "C&S Entities") on February 14, 2013. The C&S Entities reported that, as of December 31, 2012, C&S had sole voting power over 10,050,000 shares of common stock and sole dispositive power over 18,027,043 shares of common stock, C&S Management had sole voting power over 9,939,335 shares of common stock and sole dispositive power over 17,766,797 shares of common stock, and C&S Europe had sole voting power over 110,665 shares of common stock and sole dispositive power over 260,246 shares of common stock. C&S holds a 100% interest in C&S Management, an investment advisor registered under Section 203 of the Investment Advisers Act. C&S and C&S Management together hold a 100% interest in C&S Europe, an investment advisor registered under Section 203 of the Investment Advisers Act.

(4)
Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, Edward C. Johnson 3d and Fidelity Management & Research Company (collectively, "FMR") on February 14, 2013. FMR reported that, as of December 31, 2012, it had sole voting power over 2,500,213 shares of our common stock and sole dispositive power over 23,719,975 shares of our common stock. Each of Fidelity Management & Research Company, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR LLC. Pyramis Global Advisors Trust Company, a bank, is also a wholly owned subsidiary of FMR LLC. Mr. Johnson, Chairman of FMR LLC, and members of his family collectively own, directly or through trusts, (a) shares of FMR LLC representing 49% of the voting power of FMR LLC and (b) shares of FIL Limited, a qualified institution that provides investment advisory and management services, representing more than 25% and less than 50% of the voting power of FIL Limited. FMR reported that it prepared the Schedule 13G/A as if all of the shares of our common stock reported therein are beneficially owned by FMR LLC and FIL Limited on a joint basis.

(5)
Based solely on information contained in a Schedule 13G filed by State Street Corporation ("State Street") on February 12, 2013. State Street reported that, as of December 31, 2012, it had shared voting power and shared dispositive power over 15,530,461 shares of our common stock. State Street is a parent holding company.

(6)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") on February 11, 2013. Vanguard reported that, as of December 31, 2012, it had sole voting power over 967,861 shares of our common stock, shared voting power over 230,235 shares of our common stock, sole dispositive power over 32,567,584 shares of our common stock and shared dispositive power over 801,813 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 406,715 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 956,244 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(7)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund ("Vanguard REIT Fund") on February 14, 2013. Vanguard REIT Fund reported that, as of December 31, 2012, it had sole voting power over 19,552,881 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2012, was our director or officer (as defined in Rule 16a-1 under the Exchange Act) or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

              Eleven directors currently serve on our Board. Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director for election at the Annual Meeting. Pursuant to our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast "for" a director-nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes are not counted as votes "for" or "against" a director-nominee and, therefore, will have no effect.

              Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

              We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Debra A. Cafaro	Age: 55 Director since 1999 Executive and Investment Committees
Business Experience: Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. Ms. Cafaro is a former Chair of NAREIT, the worldwide representative voice for REITs. She is a member of World Business Chicago, Chicago's not-for-profit economic development corporation chaired by Mayor Rahm Emanuel, and the Real Estate Roundtable, and she serves on the Business Advisory Council of the University of Chicago Law School. Prior to joining Ventas, Ms. Cafaro was President and a director of Ambassador Apartments, Inc. (formerly NYSE: AAH), a multifamily REIT, from 1997 until it was acquired by Apartment Investment and Management Company (AIMCO) in 1998.
Current Public Company Directorships:	Weyerhaeuser Company (NYSE: WY), Chair of Finance Committee and member of Compensation Committee
Other Directorships during Past Five Years:	General Growth Properties, Inc. (NYSE: GGP) (March-November 2010)

Skills and Qualifications: Ms. Cafaro has substantial executive and legal experience, leadership ability and a proven record of accomplishment, with strong skills in real estate and corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

Douglas Crocker II	Age: 73 Director since 1998 Presiding Director since 2003 Executive (Chair), Investment (Chair) and Nominating Committees
Business Experience: Mr. Crocker has been the Chairman and Chief Investment Officer of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a commercial real estate firm, since 2006. From 2003 until 2006, he was a principal with DC Partners LLC, a consulting firm. Prior to that, Mr. Crocker was the President, Chief Executive Officer and a trustee of Equity Residential Properties Trust (NYSE: EQR), a prominent multifamily REIT, from 1993 until 2003, most recently serving as Vice Chairman of the Board. During his more than 40 years of real estate experience, he has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. ("EGI"), which provides strategic direction and services for EGI's real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation's largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker serves on the Advisory Board of the DePaul University Real Estate School and is a former trustee of DePaul University and the Multifamily Council of the Urban Land Institute, a past Chairman of the National Multi Housing Counsel and a former member of the Board of Governors of NAREIT.
Current Public Company Directorships:	Acadia Realty Trust (NYSE: AKR) Cypress Sharpridge Investments, Inc. (NYSE: CYS)
Other Directorships during Past Five Years:	Post Properties, Inc. (NYSE: PPS) (2004-2012) Reis, Inc. (NASDAQ: REIS) (2007-2009)

Skills and Qualifications: Mr. Crocker is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, and public company executive compensation.

Ronald G. Geary	Age: 65 Director since 1998 Executive, Investment and Nominating Committees
Business Experience: Mr. Geary is President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He served as President of Res-Care, Inc. (formerly NASDAQ: RSCR) ("ResCare"), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services from 1990 to 2006 and as its Chief Executive Officer from 1993 to 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993.
Current Public Company Directorships:	None
Other Directorships during Past Five Years:	Res-Care, Inc. (formerly NASDAQ: RSCR) (1990-2010)

Skills and Qualifications: Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong skills in corporate finance, government and international operations, mergers and acquisitions, and strategic planning.

Jay M. Gellert	Age: 59 Director since 2001 Compensation (Chair) Committee
Business Experience: Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) ("Health Net"), an integrated managed care organization that administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. ("HSI"), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of America's Health Insurance Plans and the Board of Directors of the Council for Affordable Quality Healthcare (CAQH), serving on its Executive Committee.
Current Public Company Directorships:	Health Net, Inc. (NYSE: HNT)
Other Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, public company executive compensation, mergers and acquisitions and strategic planning.

Richard I. Gilchrist	Age: 67 Director since 2011 Compensation Committee
Business Experience: Mr. Gilchrist has served as Senior Advisor to Irvine since July 2011 and previously served as President of Irvine's Investment Properties Group ("IPG") from 2006 to July 2011. Irvine is a privately held company known as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. In his role as IPG President, Mr. Gilchrist guided Irvine's office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Prior to joining Irvine, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company's portfolio through acquisitions and development and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties. Mr. Gilchrist currently serves as a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. He previously served as Chairman of the Whittier College Board of Trustees and was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees' Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator. Mr. Gilchrist was originally appointed to our Board in July 2011 in connection with our acquisition of NHP.
Current Public Company Directorships:	BioMed Realty Trust, Inc. (NYSE: BMR) Spirit Realty Capital, Inc. (NYSE: SRC)
Other Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011)

Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategic planning and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Matthew J. Lustig	Age: 52 Director since 2011
Business Experience: Mr. Lustig is the Chief Executive Officer and a Managing Principal of LREP, a Managing Director of LAI (an affiliate of LREP) and Managing Partner of North America Investment Banking as well as Head of Real Estate, Gaming and Lodging at Lazard. From May 2011 to December 2012, Mr. Lustig also served as Chairman of the Board of Atria. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LREP or its affiliates. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of the Real Estate Roundtable and serves on the Boards of the Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also on the Board of Visitors of the School of Foreign Service at Georgetown University. Mr. Lustig was originally appointed to our Board in May 2011 pursuant to the terms of a Director Appointment Letter we entered into in connection with our acquisition of substantially all of the real estate assets of ASLG.
Current Public Company Directorships:	Boston Properties, Inc. (NYSE: BXP)
Other Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

Douglas M. Pasquale	Age: 58 Director since 2011 Investment Committee
Business Experience: Mr. Pasquale served as Senior Advisor to our Chief Executive Officer from July 2011 to December 2011, following the closing of our acquisition of NHP and was originally appointed to our Board in connection with our acquisition of NHP. He served as Chairman of the Board of NHP from May 2009 to July 2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of ASLG from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and hotel management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Board of Trustees of ExplorOcean/Newport Harbor Nautical Museum.
Current Public Company Directorships:	Alexander & Baldwin, Inc. (NYSE: ALEX) DineEquity, Inc. (NASDAQ: DIN) Sunstone Hotel Investors, Inc. (NYSE: SHO) Terreno Realty Corporation (NYSE: TRNO)
Other Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2003-2011)

Skills and Qualifications: Mr. Pasquale is a successful leader in the healthcare real estate industry with extensive experience and strong skills in management, seniors housing operating companies, mergers and acquisitions, strategic planning and corporate finance.

Robert D. Reed	Age: 60 Director since 2008 Audit (Chair) Committee
Business Experience: Mr. Reed has been Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, since 1997. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed is currently a director of Metta Fund, a private non-profit foundation.
Current Public Company Directorships:	None
Other Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Reed has a strong background in healthcare finance and operations, financial reporting, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.

Sheli Z. Rosenberg	Age: 71 Director since 2001 Audit, Executive and Nominating (Chair) Committees
Business Experience: Ms. Rosenberg has served as Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP since 2011. She was the Vice Chairman of Equity Group Investments, LLC, an investment company, from 2000 to 2003 and its President and Chief Executive Officer from 1999 to 2000. From 1994 to 1999, Ms. Rosenberg served as President, Chief Executive Officer and a director of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations. She was also a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is the co-founder and former President of the Center for Executive Women at the Kellogg School of Management, and she was an Adjunct Professor at Northwestern University's J.L. Kellogg Graduate School of Business from 2003 to 2007.
Current Public Company Directorships:	Equity Life Style Properties (NYSE: ELS) Nanosphere, Inc. (NASDAQ: NSPH) Strategic Hotels & Resorts, Inc. (NYSE: BEE)
Other Directorships during Past Five Years:
CVS Caremark Corporation (NYSE: CVS) (1997-2011)
General Growth Properties, Inc. (NYSE: GGP) (2010-2011)
Equity Residential Properties Trust (NYSE: GGP) (2009-2010)
Avis Budget Group, Inc. (NYSE: CAR) (2006-2008)

Skills and Qualifications: Ms. Rosenberg is a successful, well-respected and recognized leader in the real estate industry and general business community, with extensive executive and legal experience and strong skills in corporate finance, strategic planning, mergers and acquisitions and public company executive compensation.

Glenn J. Rufrano	Age: 63 Director since 2010 Audit Committee
Business Experience: Mr. Rufrano has been President and Chief Executive Officer of Cushman, a privately held commercial property and real estate services company, and a member of its Board of Directors since March 2010. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust, a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O'Connor Capital Partners. He presently serves on the Board of New York University's Real Estate Institute.
Current Public Company Directorships:	None
Other Directorships during Past Five Years:	General Growth Properties, Inc. (NYSE: GGP) (2009-2010)

Skills and Qualifications: Mr. Rufrano is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategic planning, international operations and corporate finance.

James D. Shelton	Age: 59 Director since 2008 Compensation and Investment Committees
Business Experience: Mr. Shelton is Chairman of the Board of Legacy Hospital Partners, Inc., a privately held company established to provide essential capital and expertise to not-for-profit hospitals and hospital systems, and non-executive Chairman of the Board of Omnicare, Inc. (NYSE: OCR) ("Omnicare"), a pharmaceutical care provider for the elderly. He also serves as a Senior Advisor to CCMP Capital Advisors, LLC, a private equity firm. From August 2010 to January 2011, Mr. Shelton served as interim Chief Executive Officer of Omnicare. Previously, he served as Chief Executive Officer and Chairman of the Board of Triad Hospitals, Inc. (formerly NYSE: TRI) ("Triad"), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton previously served on the Boards of the Federation of American Hospitals and the American Hospital Association.
Current Public Company Directorships:	Omnicare, Inc. (NYSE: OCR)
Other Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Shelton has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, strategic planning, executive compensation, government relations and mergers and acquisitions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NAMED DIRECTOR-NOMINEES.

Criteria for Director Nominations

              Our Guidelines on Governance set forth the process by which the Nominating Committee identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly created seat.

              The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process, although it has not established a formal policy regarding diversity in identifying potential director candidates. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills and expertise appropriate for an effective Board. In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

•

Have demonstrated management or technical ability at high levels in successful organizations;

•

Be currently employed in positions of significant responsibility and decision making;

•

Have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

•

Be well-respected in their business and home communities;

•

Have time to devote to Board duties; and

•

Be independent from us and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and the Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

              No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by the Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under "Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business." The Board's satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board's annual self-evaluation process. Based upon these activities, the Nominating Committee and the Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.

              We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.

 Director Resignation Policy

              In accordance with our Director Resignation Policy, the Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, the Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director's resignation and submit its recommendation for prompt consideration by the Board. The Board will act on the Nominating Committee's recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

              Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by the Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).

              Under our Guidelines on Governance, a director is generally required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of the Nominating Committee, the Board may waive this requirement as to any director if it deems a waiver to be in our best interests or the best interests of our stockholders.

Proposal 2: Ratification of the Selection of Ernst & Young as Our Independent Registered Public Accounting Firm for Fiscal Year 2013

              The Board has approved the Audit Committee's selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2013. Although not required by our By-Laws or otherwise, we are submitting the selection of Ernst & Young to our stockholders for ratification because the Board values our stockholders' views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.

              If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

              We expect that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

 Audit and Non-Audit Fees

              Ernst & Young audited our financial statements for the year ended December 31, 2012 and has been our independent registered public accounting firm since May 1998. Fees billed by Ernst & Young for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Audit Fees(1)	$2,557,000	$2,677,267
Audit-Related Fees(2)	—	51,000
Tax Fees(3)	201,862	798,935
All Other Fees(4)	2,115	2,115

Total	$2,760,977	$3,529,317
(1)
Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)
Audit-Related Fees consist principally of fees relating to acquisitions.

(3)
Tax Fees consist principally of reviews and preparation of tax returns ($22,989 in 2012 and $105,007 in 2011) and advice on tax-planning matters primarily related to acquisitions ($178,873 in 2012 and $693,928 in 2011).

(4)
All Other Fees relate to annual subscription fees for Ernst & Young's online technical site.

              All audit-related services, tax services and other services were pre-approved by the Audit Committee in accordance with the Audit Committee's pre-approval policies described below. The Audit Committee determined that the provision of these services by Ernst & Young did not compromise Ernst & Young's independence and was consistent with its role as our independent registered public accounting firm.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

              Consistent with the requirements of the SEC and the PCAOB, the Audit Committee has responsibility for compensating, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm's independence.

              In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by the Audit Committee. Prior to or during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

              In addition, the Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as "Prohibited Non-Audit Services." Prior to the beginning of each year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

              Our Chief Accounting Officer and Controller is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.

Proposal 3: Advisory Vote to Approve Our Executive Compensation

              We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation realized to the achievement of pre-established financial and strategic goals; rewarding performance that meets or exceeds these goals; encouraging executives to become and remain long-term stockholders of our company; providing balanced incentives that do not promote excessive risk-taking; providing flexibility that incentivizes our executive officers to manage risk and allows them to adjust to meet rapidly changing market and business conditions; and maintaining compensation and corporate governance practices that are designed to deliver consistent, superior total returns to stockholders. Below is a summary of some of the key features of our executive compensation program:

✓

We generally target the median of our peer comparators for the base salary, total annual compensation, long-term incentive compensation and total direct compensation of our Named Executive Officers. Our 2012 executive compensation program was designed to deliver compensation levels above or below these targets if Named Executive Officer performance exceeded or failed to achieve the goals established for the annual and long-term incentive awards.

✓

A significant portion of our executive compensation is performance-based incentive compensation, including annual cash incentive awards and long-term equity incentive awards granted in the form of shares of restricted stock and stock options. The grant of each form of award requires our Named Executive Officers to achieve certain threshold levels of performance with respect to metrics that support long-term stockholder value. If our Named

  Executive Officers fail to achieve the necessary performance, they receive no annual cash incentive awards and no equity awards.

✓

Our annual incentive awards are paid and our long-term equity incentive awards are issued only after performance has been achieved and the awards are fully earned.

✓

We further support pay-for-performance by targeting a mix of executive compensation that emphasizes variable pay. Our compensation structure is designed so that a significant portion of total direct compensation is in the form of equity awards that vest over time. The use of equity awards encourages management to create stockholder value over the long term because the value of the awards is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over multiple years.

✓

The Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value and market capitalization) and receives guidance from its independent compensation consultant on compensation best practices.

✓

Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy and Procedures prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities, and it restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2012).

              The incentives created by our executive compensation program drive outstanding performance and have contributed to a strong track record of growth, diversification and stockholder value creation. We were the best performing large cap healthcare REIT in 2012 based on TSR, and our 2012 TSR approximated the 75th percentile of our compensation peer group. Our TSR exceeded the returns of the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012, as we provided stockholders with total returns of 22.3%, 68.4%, 82.7% and 835.4%, respectively, during such periods. Since January 1, 2000, we have delivered TSR of more than 3,400%. We are one of only 21 REITs whose common stock has achieved a double-digit percentage increase in trading price since the peak of the REIT equity market in early 2007, as compared to more than 60 REITs whose common stock has experienced a double-digit percentage decline in trading price over the same time period. Our flexibility, risk management, strategy and ability to execute and adapt quickly contributed to our excellent performance while avoiding significant value destruction during a global economic downturn.

              We encourage stockholders to review the information under "Executive Compensation—Compensation Discussion and Analysis" in this Proxy Statement for additional details about our executive compensation program, our recent performance against established performance metrics and our compensation program's track record of supporting pay-for-performance.

              The Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program, including the changes discussed under "Executive Compensation—Compensation Discussion and Analysis—2012 Advisory Vote on Executive

Compensation and Stockholder Outreach" in this Proxy Statement and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured in the best manner possible, and our exceptional long-term performance demonstrates the success of this program.

* * * * *

              Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure."

              The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Committee and the independent members of the Board will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.

Proposal 4: Stockholder Proposal Regarding an Equity Retention Policy

              Chevy Chase Trust Investment Advisors, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, Maryland 20814, in its capacity as trustee of the AFL-CIO Equity Index Fund (the "AFL-CIO Fund"), has notified us that the AFL-CIO Fund, which beneficially owns approximately 62,172 shares of our common stock, intends to present a proposal at the Annual Meeting. In accordance with applicable SEC rules, the text of the proposal and supporting statement submitted by the AFL-CIO Fund, for which we and our Board are not responsible, are set forth below. Our Board recommends that you vote AGAINST the proposal for the reasons set forth below under "Statement in Opposition."

Proposal and Supporting Statement of Shareholder Proponent

              RESOLVED: Shareholders of Ventas, Inc. (the "Company") urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

              Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company's senior executives are generally free to sell shares received from our Company's equity compensation plans. In our opinion, the Company's current share ownership guidelines for its senior executives do not go far enough to ensure that the Company's equity compensation plans continue to build stock ownership by senior executives over the long-term.

              For example, our Company's share ownership guidelines require the Chief Executive Officer (the "CEO") to hold an amount equal to five times her annual salary or approximately 72,000 shares. In comparison, the CEO currently owns 1.8 million shares. In 2011, our Company granted the CEO 410,277 restricted stock and options, in addition to performance shares worth up to $6.6 million for maximum performance. In other words, even when performance-based awards are excluded, the remaining equity awards for one year are more than five times the Company's share ownership guidelines for the CEO.

              We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

              Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company's equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives "an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases" (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

              We urge shareholders to vote FOR this proposal.

Board of Directors Statement in Opposition to the Proposal

              Our existing stock ownership guidelines and our sustained track record of delivering consistent, superior total returns to stockholders demonstrate our Board's commitment to driving long-term stockholder value through alignment of our executive officers' interests with the interests of our stockholders. As discussed in greater detail below, we maintain strong minimum stock ownership guidelines and other executive compensation policies, including multi-year vesting schedules for our equity awards, that render the substance of the proposal unnecessary or redundant. The additional changes sought by the proposal would endanger the strong link between our executive pay and our performance and impair our competitiveness in attracting, hiring and retaining high-performing executive talent. In this regard, the Board believes that the proposal's significant restrictions on our executive officers' ability to realize the value of their earned compensation could have a material adverse impact on our stockholders and recommends that you vote AGAINST the proposal.

  Our strong minimum stock ownership guidelines and substantial stock ownership by our executive officers align our executive officers' interests with stockholders.

              Our existing stock ownership guidelines require our executive officers to retain a significant portion of their earned compensation in holdings of our common stock to promote decisions that are in the best interests of our stockholders. Our guidelines currently require our Chief Executive Officer to own shares of our common stock (excluding stock options) with a value of five times base salary ($5 million based on 2012 base salary) and require our other executive officers to own shares of our common stock (excluding stock options) with a value of three times base salary ($1.2 million to $1.8 million based on 2012 base salaries). Moreover, until the time an executive officer satisfies our minimum stock ownership guidelines, he or she must retain at least 60% on a pre-tax basis, or approximately 100% on an after-tax basis (assuming a 40% tax rate), of the common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. This retention requirement is more restrictive than the 75% of after-tax shares requested by the proponent. For example, 60% of our Chief Executive Officer's 2011 restricted stock award (the most recent long-term equity incentive award to vest in full) on a pre-tax basis was equivalent to 51,262 shares of our common stock as compared to the 48,459 shares of our common stock she received on an after-tax basis. Further, our existing Securities Trading Policy and Procedures prohibits all of our officers and employees from engaging in any hedging transaction, making the proposal's request for such a policy wholly unnecessary.

              In addition to the strict requirements of our minimum stock ownership guidelines, our management team is comprised principally of long-tenured executive officers, each of whom retains significant ownership well in excess of the guidelines. As of December 31, 2012, each of our Named Executive Officers held approximately 75% or more of the aggregate number of net after-tax shares granted to him or her during the past ten years (2003-2012) and more than 100% of the aggregate number of net after-tax shares granted to him or her during the past five years (2008-2012). Our Chief Executive Officer owns shares of our common stock with a value well in excess of ten times her base salary. See "Securities Ownership—Directors, Director-Nominees and Executive Officers."

  The structure of our executive compensation program further supports the alignment of interests between our executive officers and stockholders and promotes a pay-for-performance philosophy.

              We have consistently demonstrated our commitment to a pay-for-performance philosophy by incentivizing the creation of long-term stockholder value. At target, our Chief Executive Officer's annual and long-term incentive award opportunities represent 83% of the value of her total target direct compensation and our other Named Executive Officers' annual and long-term incentive award opportunities represent, on average, 78% of the value of their total target direct compensation. If threshold performance with respect to the relevant established metrics is not achieved in a given year, no incentive awards are awarded for such year. As a result, a substantial majority of our executive officers' target annual compensation is at risk and contingent on delivering superior performance, thereby promoting a performance- and achievement-oriented environment. Our historical performance reflects the success of this structure as we have delivered compound annual return of more than 25% over the past ten years and we outperformed the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012.

              In addition, equity awards granted to reward achieved performance under our long-term incentive plan have multi-year vesting schedules to promote retention. Therefore, even though the equity awards are fully earned upon grant, the multi-year vesting schedules in themselves impose a minimum retention period and delay our executive officers' ability to monetize their awards.

  The proposal would endanger the demonstrated link between our pay and performance and impair the competitiveness of our executive compensation program.

              The proposal is contrary to our pay-for-performance philosophy. As discussed above, under our executive compensation structure, earned equity awards have the potential to be a substantial portion of our executive officers' total compensation. As a result, the proposal would effectively require that executive officers hold a significant portion of their total compensation until retirement, which could be many years in the future. By preventing executive officers from realizing their earned compensation prior to retirement, the proposal lessens the value of such compensation and weakens the link between pay and performance that our compensation structure currently achieves.

              In addition to the adverse effects the proposal would have on our pay-for-performance compensation structure, the proposal would also place our company at a significant competitive disadvantage relative to our peers and could lead to outcomes that are not in the best interests of our stockholders. Competition for hiring skilled, proven and motivated leaders is intense and failure to attract and retain highly qualified individuals could have an adverse effect on our ability to deliver strong returns to stockholders. The proposal could also incentivize talented executive officers to retire or leave the company earlier than they otherwise would in order to realize their vested equity compensation and could discourage potential new executive officers from pursuing employment with us because a substantial portion of their compensation package would not be realizable until retirement. Moreover, we would be an extreme outlier compared to the Comparable Companies with whom we compete for executive talent; only one of the fifteen companies in the Comparable Companies currently has such a policy in place.

  The supporting arguments offered by the proponent use misleading numbers and demonstrate a failure to understand the basic structure of our executive compensation program.

              The supporting statement submitted by the proponent includes misleading arguments that obfuscate the nature of our executive compensation program. Most notably, in purporting to describe the equity awards received by our Chief Executive Officer in 2011, the proponent "double counts" the executive officer's equity awards by including two years of compensation in one. Specifically, the proponent adds both the equity award granted to our Chief Executive Officer in 2011 for her 2010 performance, as well as her maximum long-term equity incentive award opportunity for performance in 2011, which, if earned, would not be granted until 2012. In addition, in making a comparison to our ownership guidelines, the proponent includes stock options granted in 2011, which are not counted for purposes of determining compliance with our ownership guidelines and, therefore, should be excluded from the computation for a fair and "apples-to-apples" comparison. In other words, to distort the scope of our equity awards in a given year, the proponent counts two years of potential grants, exacerbates the comparison to our ownership guidelines by assuming maximum performance and includes stock options that do not qualify as ownership for purposes of our guidelines.

* * * * *

              For the reasons discussed above, the Board of Directors believes that the proposal is, at best, unnecessary and risks damaging long-term stockholder value by weakening the link between our pay and performance and impairing our ability to compete for talented executives. Although the Board considers this proposal to be misguided and not in the best interests of stockholders, the Board will continue to evaluate our minimum stock ownership guidelines in the context of our overall executive compensation program and based on feedback from our stockholders to support our pay-for-performance philosophy and drive long-term stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING AN EQUITY RETENTION POLICY.

Proposal 5: Stockholder Proposal Regarding an Independent Chairman

              Comerica Bank & Trust, National Association, 411 West Lafayette Boulevard, Detroit, Michigan 48226, in its capacity as trustee of the Trowel Trades S&P 500 Index Fund (the "Trowel Trades Fund"), has notified us that the Trowel Trades Fund, which beneficially owns approximately 6,187 shares of our common stock, intends to present a proposal at the Annual Meeting. In accordance with applicable SEC rules, the text of the proposal and supporting statement submitted by the Trowel Trades Fund, for which we and our Board are not responsible, are set forth below. Our Board recommends that you vote AGAINST the proposal for the reasons set forth below under "Statement in Opposition."

Proposal and Supporting Statement of Shareholder Proponent

              RESOLVED: The shareholders of Ventas, Inc. (the "Company") urge the Board of Directors to adopt a policy that the Board's chairman be an independent director. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

              SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders' long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board.

              In our opinion, a board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. CEO Debra A. Cafaro has served as both Chairman and CEO since 2003.

              We believe that having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

              According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), "The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board." (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009)

              An NACD Blue Ribbon Commission on Directors' Professionalism recommended several years ago that an independent director should be charged with "organizing the board's evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises." A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

              A number of institutional investors believe that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees' Retirement System's Global Principles of Accountable Corporate Governance recommends that a company's board should generally be chaired by an independent director, as does the Council of Institutional Investors.

              We thus believe that an independent director serving as chairman can help ensure the functioning of an effective board. We urge you to vote FOR this resolution.

Board of Directors Statement in Opposition to the Proposal

              Our Board leadership structure is specifically tailored to the needs of our company and has been instrumental in our sustained long-term performance. Ms. Cafaro is uniquely positioned to serve in both roles and has extensive knowledge of our business and the industries in which we compete. Our Presiding Director and the other members of our Board are active, engaged and well-respected directors and provide rigorous oversight of management. Together, this leadership structure has presided over more than a decade of excellence, and the Board should retain the discretion to determine the appropriate leadership structure going forward. For these reasons, the Board recommends that you vote AGAINST the proposal.

  We have a strong presiding director with robust duties and active, independent directors that provide rigorous oversight of management.

              The structure of our Board promotes effective, independent oversight of management. Our Guidelines on Governance require that the independent members of our Board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director. Mr. Crocker has served as our Presiding Director since Ms. Cafaro became Chairman of the Board in 2003. He has been a member of our Board since 1998 and is a successful and well-respected leader in the real estate industry. His experience, proven record of accomplishment and strong skills in real estate, REITs, corporate finance, mergers and acquisitions and strategic planning, among other things, provide exceptional leadership for our independent directors.

              Our Presiding Director has well-defined, substantive responsibilities that are substantially consistent with recommendations published by stockholder advisory groups. These responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, serving as liaison between the Chairman and the independent directors, approving information sent to the Board and approving meeting agendas and meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items. In addition, the Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication.

              In addition to the leadership and oversight of our Presiding Director, our independent directors, who comprise more than 70% of our Board, are active and engaged in shaping the direction of our company and overseeing management. Our key Board committees—Audit, Compensation and Nominating—are fully comprised of independent directors. In 2012, each of our directors attended at least 75% of the total meetings of our Board and the committees on which he or she served, reflecting their strong commitment to our company, and our independent directors met in executive session at least as often as each regularly scheduled quarterly Board meeting and each regularly scheduled committee meeting.

  A combined Chief Executive Officer and Chairman role is the optimal leadership structure for our company and our stockholders at this time.

              Ms. Cafaro has served as both our Chief Executive Officer and Chairman of the Board since 2003, and the Board continues to believe that her combined role is optimal for us and our stockholders at this time. Ms. Cafaro possesses in-depth knowledge of the issues, opportunities and risks facing us and our business and is best positioned to fulfill the Chairman's responsibility to develop agendas that focus the Board's time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.

              The success of our leadership structure is borne out by our strong performance over the period in which Ms. Cafaro has served as both Chief Executive Officer and Chairman. During the ten-year period ended December 31, 2012, we delivered compound annual TSR of more than 25%. We outperformed the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012 and were the best performing large cap healthcare REIT in 2012 based on TSR. Since January 1, 2000, we have delivered TSR of more than 3,400%. In addition, we have received strong marks for our corporate governance. In 2012, we received "low concern" for each of the categories (Board Structure, Compensation, Shareholder Rights and Audit) in ISS's Governance Risk Indicators.

* * * * *

              For the reasons discussed above, the Board believes that the proposal is not in the best interests of stockholders. Our current leadership structure is tailored to the current needs and opportunities of our company and has proven its effectiveness during more than a decade of strong outperformance. Our Presiding Director and the other independent members of our Board are actively engaged in the strategic direction of our company and provide rigorous oversight of our Chief Executive Officer and senior management. Although the Board believes the proposal is not in the best interests of our stockholders, our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and will continue to evaluate, based on facts and circumstances at the time, whether the roles of our Chief Executive Officer and Chairman of the Board should be combined or separate.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIRMAN.

Proposal 6: Stockholder Proposal Regarding Acceleration of Equity Award Vesting

              The Nathan Cummings Foundation (the "Foundation"), 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of approximately 519 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. In accordance with applicable SEC rules, the text of the proposal and supporting statement submitted by the Foundation, for which we and our Board are not responsible, are set forth below. Our Board recommends that you vote AGAINST the proposal for the reasons set forth below under "Statement in Opposition."

Proposal and Supporting Statement of Shareholder Proponent

              RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive's termination, with such qualifications for an award as the Committee may determine.

              For purposes of this Policy, "equity award" means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

              Ventas (the "Company") allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change in control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at Ventas may permit windfall awards that have nothing to do with a senior executive's performance.

              According to last year's proxy statement, an involuntary termination following a change in control at the end of 2011 could have accelerated the vesting of more than $24 million worth of long-term equity to Ventas' five senior executives, with Ms. Carafo [sic], the Chairman and CEO, entitled to $14 million out of a total severance package worth $30 million.

              We note these executives are entitled to these amounts under a "double trigger" mechanism, meaning there must be (1) a change in control, which can occur as defined in the plan or agreement, and (2) an involuntary termination within the periods defined in the proxy statement.

              We are not persuaded by the argument that executives somehow "deserve" to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a "pay for performance" philosophy worthy of the name.

              We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

              Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

              We urge you to vote FOR this proposal.

Board of Directors Statement in Opposition to the Proposal

              The proposal is inappropriate for our compensation program and would weaken the link between our pay and our performance by subjecting previously earned equity awards to the risk of forfeiture. In addition, the proposal could increase the risk of conflicts of interest and create improper incentives in the context of a change of control transaction. Furthermore, the proposal constrains our Board's ability to act in the best interests of stockholders, which could hurt our ability to compete for, and retain, talented executive officers and impair long-term stockholder value. For these reasons, our Board recommends that you vote AGAINST the proposal.

  The proposal is inconsistent with the structure of our executive compensation program and its application to our long-term equity awards would cause inequitable forfeitures of previously earned compensation.

              Unlike equity awards at certain other companies that are granted irrespective of past performance, our long-term equity incentive awards are fully earned at the time of grant because they are granted solely for PAST performance and require the satisfaction of performance goals PRIOR to grant. Equity awards, if earned, are granted at the beginning of each fiscal year for achieved performance through the preceding fiscal year. If threshold performance is not achieved for a particular performance period, no long-term equity incentive awards are granted for that period. As a result, at the time long-term equity incentive awards are granted, the awards have been fully earned and are not subject to additional performance-based vesting requirements. To further align interests and promote retention of our executive officers, our Board grants our long-term equity incentive awards for past performance subject to additional time-based vesting requirements.

              Under the proposal, if an executive officer is terminated without cause following a change of control, his or her equity awards would vest only on a pro rata basis through the termination date, thereby resulting in the executive officer's forfeiture of the remainder of his or her awards, which were fully earned at the time of grant. While we do not express a view on the appropriateness of such a policy for other compensation structures, by causing the forfeiture of previously earned awards, application of this policy to our compensation structure would be an inequitable approach with harsh consequences for our executive officers. Moreover, by subjecting previously earned compensation to the risk of forfeiture following a change of control transaction, the proposal would substantially weaken the link between our pay and our performance.

  In light of the fully-earned nature of our equity awards, accelerated vesting properly incentivizes executive officers to pursue transactions that are in the best interests of stockholders.

              A change of control transaction can create significant value for stockholders, and we believe that the value created by a potential change of control transaction may be attributed to the efforts of management in developing and maintaining the success of the company and pursuing and completing the transaction. Consistent with our pay-for-performance philosophy of aligning compensation earned by our executive officers to their demonstrated long-term performance, we believe that accelerated vesting of equity awards upon a change of control transaction may be fair and appropriate, depending on the specific facts and circumstances, by recognizing management's contributions to the value-creating transaction.

              In addition, the provisions of our incentive plans and outstanding equity awards that permit accelerated vesting would mitigate the risk of management turnover in the context of a potential change of control transaction. The proposal, on the other hand, would exacerbate the risk to management of termination by coupling any termination following a change of control transaction with the loss of previously earned equity awards. This risk to management could cause unnecessary distractions and lead to conflicts of interest that deter the pursuit and completion of a transaction that may be in the best interests of our stockholders. Permitting the accelerated vesting of equity awards that are fully earned eliminates this potential misalignment of interests and assists in the long-term retention of key executive officers.

  Adoption of the policy would limit the competitiveness of our compensation program and unnecessarily constrain our Board's ability to act in the best interests of stockholders.

              We operate in extremely competitive markets and our success is driven by the leadership and performance of our executive management team and key employees. Competition for hiring skilled and motivated leaders is intense, and the failure to attract and retain highly qualified individuals could have a material adverse effect on our company's performance. In this regard, the Board believes that it is necessary to maintain flexible compensation policies that are competitive with the companies we compete with for executive talent in order to successfully recruit and retain highly skilled employees. Based on publicly available information, only one company in the Comparable Companies discloses a pro rata vesting policy, and such policy applies only to awards subject to performance criteria following the date of grant, which is inconsistent with our executive compensation structure, as discussed above. As a result, a policy requiring pro rata vesting of equity awards could place our company at a significant competitive disadvantage relative to our peers in attracting and retaining talent.

              Moreover, the proposal seeks to prohibit the Board's discretion to use its business judgment to determine the best forms of compensation to achieve our goals and drive stockholder value. Considered in the light of our historically exceptional and consistent performance, arbitrary limits on the Board's judgment are not in the best interests of stockholders. The Board and our company have consistently demonstrated a laser focus on delivering consistent, superior total returns to stockholders, and the Board has overseen a compensation program that incentivizes such performance. Our historical performance bears out the Board's success in these efforts as we have delivered compound annual return of more than 25% over the past ten years and we outperformed the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012. Given the strong record of sustained performance delivered by our company under the leadership and judgment of our Board, our Board's ability to act in the best interests of shareholders should not be unnecessarily constrained.

* * * * *

              For the reasons discussed above, the Board believes that the proposal is inappropriate for our compensation structure, which relies on equity awards that are granted only after the applicable performance criteria have been met. Application of the proposal would be grossly inequitable to our executive officers and could distort incentives in the context of a change of control transaction. Furthermore, the proposal could have an adverse effect on long-term stockholder value by hindering the competitiveness of our compensation program and limiting the Board's ability to act in the best interests of stockholders. Although the Board strongly recommends against adoption of this proposal, the Board will continue to evaluate our practices and policies with respect to vesting of equity awards in the context of our overall executive compensation program and based on feedback from our stockholders to support our pay-for-performance philosophy and drive long-term stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING ACCELERATION OF EQUITY AWARD VESTING.

Proposal 7: Stockholder Proposal Regarding Tax Gross-up Payments

              The Amalgamated Bank's LongView Large Cap 500 Index Fund (the "LongView Fund"), 275 Seventh Avenue, New York, New York 10001, a beneficial owner of approximately 55,435 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. In accordance with applicable SEC rules, the text of the proposal and supporting statement submitted by the LongView Fund, for which we and our Board are not responsible, are set forth below. Our Board recommends that you vote AGAINST the proposal for the reasons set forth below under "Statement in Opposition."

Proposal and Supporting Statement of Shareholder Proponent

              RESOLVED: The stockholders of Ventas, Inc. ("Ventas" or the "Company") urge the board of directors to adopt a public policy that the Company will not make or promise to make to its senior executives any tax gross-up payment ("gross-up"), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to Ventas management employees generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a "gross-up" is defined as any payment to or on behalf of the senior executive the amount of which is calculated by reference to his or her estimated tax liability. The policy should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

              As long-term Ventas stockholders, we support compensation programs that tie pay closely to performance and deploy company resources efficiently. In our view, tax gross-ups for senior executives – a reimbursement for tax liability or a payment to a taxing authority on a senior executive's behalf – are not consistent with these principles.

              The amount of a gross-up payment depends on various external factors such as the tax rate – and not on company performance. Thus tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups "an incredibly inefficient use of shareholders' money." (When Shareholders Pay the CEO's Tax Bill, BUSINESS WEEK (Mar. 5, 2007))

              The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to paying excise taxes on excess golden parachute payouts in a change-of-control context. Michael Kesner of Deloitte Consulting estimated that gross-up payments on executives' excess golden parachute excise taxes can account for 8% of a merger's total cost (Gretchen Morgenson, The CEO's Parachute Cost What?, THE NEW YORK TIMES (Feb. 4, 2007)).

              Such payouts strike us as unduly generous. We note that Ventas recently pared back the gross-up that would be payable to Ms. Cafaro, the Chairman and CEO, under her employment agreement, but it is not clear if this was an ad hoc decision or the result of a fixed board policy. In any event, the price paid for "rebalancing" and revising her compensation was a grant to her of $8 million in restricted stock.

              This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to Ventas management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or that equalize taxation on employees serving in expatriate assignments, for example, may be extended to a large number of employees under similar circumstances. Because such payments tend to be much smaller, they do not raise concerns about fairness and misplaced incentives.

              We urge shareholders to vote FOR this proposal.

 Board of Directors Statement in Opposition to the Proposal

              In the Board's view, the proposal is an overbroad and unnecessary constraint on its ability to act in the best interests of our stockholders. Tax gross-ups are not a significant part of our executive compensation structure, nor are they currently expected to be a significant part of our future compensation arrangements. However, we cannot predict every situation we may face in the future, and maintaining our Board's flexibility to design value-creating compensation arrangements based on then current facts and circumstances supports our pursuit of consistent, superior total returns to stockholders. In contrast, the proposal imposes an arbitrary limitation on the Board and may impair our competiveness with respect to recruiting and retaining executive talent in the future, which could have a material adverse effect on long-term stockholder value. Our Board recommends that you vote AGAINST the proposal.

  The proposal is an unnecessary restraint that fails to recognize our actual compensation practices.

              We do not rely on tax gross-ups as part of our executive compensation structure. In fact, in 2011, we amended our Chief Executive Officer's employment agreement to eliminate the excise tax gross-up with respect to severance and certain other benefits in connection with a change of control. While certain legacy arrangements we entered into prior to 2005 provide for tax gross-ups with respect to payments made in connection with a change of control, our most recent executive officer employment agreement with Mr. Lillibridge in 2010 did not contain any similar provisions. In addition, we do not currently anticipate including tax gross-ups in agreements with new executive officers in the future.

              Our legacy tax gross-up arrangements are limited in number and scope. Only Messrs. Lewis, Riney and Schweinhart may be entitled to a gross-up payment in connection with a change of control. Moreover, our employment agreements with Messrs. Lewis and Schweinhart provide, under certain circumstances, for a reduction of the benefits that are subject to the excise tax so that the tax is not imposed and no gross-up is paid. Demonstrating the limited scope of our existing gross-up arrangements, no gross-up would have been payable to any of our Named Executive Officers under the scenarios and assumptions presented under "—Potential Payments Upon Termination or Change of Control" in each of our last five proxy statements (2009-2013).

  Adoption of a formal policy would limit the Board's flexibility to consider a targeted tax gross-up under unique and unexpected circumstances that are in the best interests of stockholders.

              Notwithstanding our current compensation practices, the Board believes that it is essential that the Compensation Committee have the flexibility to offer compensation and benefits that are competitive with companies with whom we compete for talented employees. We operate in extremely competitive markets and our success depends, in significant part, on the leadership and performance of our executive management team and key employees. Competition for hiring skilled and motivated leaders is intense, and the failure to attract and retain highly qualified individuals could have a material adverse effect on our company's performance. Accordingly, the Board believes that our compensation policies and procedures should not be limited in a manner that would prohibit the use of competitive compensation packages designed to recruit and retain highly skilled employees.

              Although we do not currently rely on tax gross-ups as part of our executive compensation program, compensation practices can change rapidly, and the Board believes that denying the Compensation Committee access to a full range of compensation tools is inconsistent with the best interests of our stockholders. Unique and unexpected circumstances may arise in which a limited tax gross-up is an appropriate tool for recruiting or retaining a talented executive to drive long-term stockholder value. Less than 15% (2 out of 15) of the companies in the Comparable Companies have adopted policies similar to the proposed policy. As a result, if gross-ups become more widely used in the future or the targeted use of a gross-up is warranted, implementation of the proposal will put us at a competitive disadvantage and be detrimental to our stockholders.

  The proposal would arbitrarily constrain the Board's discretion to exercise its judgment in the best interests of stockholders.

              The proposal seeks to prohibit the Board's discretion to use its business judgment to determine the best forms of compensation to achieve our goals and drive stockholder value. Considered in the light of our historically exceptional and consistent performance, arbitrary limits on the Board's judgment are not in the best interests of stockholders. The Board and our company have consistently demonstrated a laser focus on delivering consistent, superior total returns to stockholders, and the Board has overseen a compensation program that incentivizes such performance. Our historical performance bears out the Board's success in these efforts as we have delivered compound annual return of more than 25% over the past ten years and we outperformed the S&P 500 index and the RMZ index for each of the one-, three-, five- and ten-year periods ended December 31, 2012. Given the strong record of sustained performance delivered by our company under the leadership and judgment of our Board, our Board's ability to act in the best interests of shareholders should not be unnecessarily constrained.

* * * * *

              For the reasons discussed above, the Board believes that the proposal is unnecessary and may have an adverse effect on long-term stockholder value by constraining the Board's options to act in the best interests of stockholders. Although the Board considers this proposal not in the best interests of stockholders, the Board will continue to evaluate our practices and policies with respect to tax gross-ups in the context of our overall executive compensation program and based on feedback from our stockholders to support our pay-for-performance philosophy and drive long-term stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING TAX GROSS-UP PAYMENTS.

              The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve each of the stockholder proposals. Abstentions will have the same effect as votes against such proposals, and broker non-votes will have no effect.

Other Information

              The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.

              The Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.

              No dissenters' or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

              Under SEC rules, any stockholder proposal intended to be presented at the 2014 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than December 6, 2013 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

              Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder's intention to make a nomination or to propose an item of business at our 2014 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year's Annual Meeting (May 16, 2014); however, if we hold our 2014 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2014 Annual Meeting, whichever occurs later.

              For any other meeting, we must receive notice of a stockholder's intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

              Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

•

As to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

•

As to each other item of business, a brief description of such business, the stockholder's reasons for proposing such business and any material interest that the stockholder or any of the stockholder's associates may have in such business; and

•

As to the stockholder giving the notice, the stockholder's associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

              The persons appointed as proxies for our 2014 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

ADDITIONAL INFORMATION

              A copy of our 2012 Annual Report and our 2012 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois April 5, 2013

Annex A

NON-GAAP RECONCILIATION

Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands, except per share data)
Net income attributable to common stockholders	$362,800	$364,493	$246,167
Net income attributable to common stockholders per share	$1.23	$1.58	$1.56
Adjustments:
Real estate depreciation and amortization	721,558	445,237	199,048
Real estate depreciation related to noncontrolling interest	(8,503)	(3,471)	(6,217)
Real estate depreciation related to unconsolidated entities	7,516	6,552	2,367
Gain on re-measurement of equity interest upon acquisition, net	(16,645)	—	—
Discontinued operations:
Gain on real estate dispositions, net	(80,952)	—	(25,241)
Depreciation on real estate assets	38,793	12,040	5,382

FFO	1,024,567	824,851	421,506
FFO per share	$3.48	$3.57	$2.67
Adjustments:
Litigation proceeds, net	—	(202,259)	—
Change in fair value of financial instruments	99	2,959	—
Income tax (benefit) expense	(6,286)	(31,137)	2,930
Loss on extinguishment of debt	37,640	27,604	9,791
Merger-related expenses and deal costs	63,183	153,923	19,243
Amortization of other intangibles	1,022	1,022	511

Normalized FFO	$1,120,225	$776,963	$453,981
Normalized FFO per share	$3.80	$3.37	$2.88
Non-cash items included in Normalized FFO:
Amortization of deferred revenue and lease intangibles, net	(17,118)	(12,159)
Other non-cash amortization, including fair market value of debt	(39,943)	(13,163)
Stock-based compensation	20,784	19,346
Straight-lining of rental income, net	(24,042)	(14,885)

Normalized FFO, excluding non-cash items	$1,059,907	$756,102
Normalized FFO, excluding non-cash items per share	$3.60	$3.28
Weighted average diluted shares	294,488	230,790	157,657

Net Operating Income

For the Year Ended December 31, 2012
(In thousands)
Net income	$361,775
Adjustments:
Interest and other income (including amounts in discontinued operations)	(6,158)
Interest (including amounts in discontinued operations)	302,031
Depreciation and amortization (including amounts in discontinued operations)	764,774
General, administrative and professional fees (including amounts in discontinued operations)	98,813
Loss on extinguishment of debt, net	37,640
Merger-related expenses and deal costs	63,183
Other (including amounts in discontinued operations)	8,842
Income from unconsolidated entities	(18,154)
Income tax benefit (including amounts in discontinued operations)	(6,286)
Gain on real estate dispositions, net	(80,952)

NOI (including amounts in discontinued operations)	1,525,508
Discontinued operations	(20,540)

NOI (excluding amounts in discontinued operations)	$1,504,968

Net Debt to Adjusted Pro Forma EBITDA

              The following information considers the pro forma effect on net income, interest and depreciation of our investments and other capital transactions that were completed during the three months ended December 31, 2012, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gain on extinguishment of debt, merger-related expenses and deal costs, net gains on real estate activity and changes in the fair value of financial instruments (including amounts in discontinued operations) ("Adjusted Pro Forma EBITDA") (dollars in thousands):

Net income attributable to common stockholders	$86,267
Pro forma adjustments for current period investments, capital transactions and dispositions	(1,567)

Pro forma net income for the three months ended December 31, 2012	84,700
Add back:
Pro forma interest (including discontinued operations)	82,423
Pro forma depreciation and amortization (including discontinued operations)	203,502
Stock-based compensation	4,255
Gain on extinguishment of debt, net	(699)
Gain on real estate dispositions, net	(1,804)
Income tax benefit (including discontinued operations)	(3,555)
Change in fair value of financial instruments	(52)
Other taxes	790
Merger-related expenses and deal costs	13,617

Adjusted Pro Forma EBITDA	$383,177

Adjusted Pro Forma EBITDA annualized	$1,532,708

As of December 31, 2012:
Debt	$8,413,646
Cash, including cash escrows pertaining to debt	(111,635)

Net debt	$8,302,011

Net debt to Adjusted Pro Forma EBITDA	5.4	x

2013 ANNUAL MEETING OF STOCKHOLDERS

353 North Clark Street
James C. Tyree Auditorium
Chicago, Illinois 60654

DRIVING DIRECTIONS

From the North and Northwest (via I-90E/I-94)

              Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on Clark Street on the left.

From the South and Southeast (via I-90W/I-94):

              Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on Clark Street on the left.

From the Southwest (via I-55N):

              Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on Clark Street on the left.

From the West (via I-290E):

              Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on Clark Street on the left.

VENTAS, INC.
353 NORTH CLARK STREET

SUITE 3300

CHICAGO, IL 60654

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote 24 hours a day, 7 days a week. If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VENTAS, INC.

The Board of Directors recommends that you vote “FOR” each of the listed director-nominees.

1.              Election of eleven (11) directors to terms expiring at the 2014 Annual Meeting of Stockholders:

	For	Against	Abstain
1a. Debra A. Cafaro	☐	☐	☐
1b. Douglas Crocker II	☐	☐	☐
1c. Ronald G. Geary	☐	☐	☐
1d. Jay M. Gellert	☐	☐	☐
1e. Richard I. Gilchrist	☐	☐	☐
1f. Matthew J. Lustig	☐	☐	☐
1g. Douglas M. Pasquale	☐	☐	☐
1h. Robert D. Reed	☐	☐	☐
1i. Sheli Z. Rosenberg	☐	☐	☐
1j. Glenn J. Rufrano	☐	☐	☐
1k. James D. Shelton	☐	☐	☐

The Board of Directors recommends that you vote “FOR” Proposals 2 and 3.	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

3. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposals 4, 5, 6 and 7.	For	Against	Abstain

4. Stockholder proposal regarding an equity retention policy.	☐	☐	☐

5. Stockholder proposal regarding an independent chairman.	☐	☐	☐

6. Stockholder proposal regarding acceleration of equity award vesting.	☐	☐	☐

7. Stockholder proposal regarding tax gross-up payments.	☐	☐	☐

NOTE:  THE PROXIES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) on this proxy.  If signing as attorney, executor, administrator or other fiduciary, please give your full title as such.  If more than one owner is shown above, each should sign individually.  If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, 2012 Form 10-K and 2012 Annual Report are available at www.proxyvote.com.

VENTAS, INC.
PROXY SOLICITED BY OR ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 2013

The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Richard A. Schweinhart, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 8:00 a.m. local (Central) time on Thursday, May 16, 2013, at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof.  Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) “FOR” each director-nominee, (2) “FOR” the ratification of the selection of Ernst & Young as the independent registered public accounting firm for fiscal year 2013, (3) “FOR” the advisory vote to approve executive compensation, (4) “AGAINST” the stockholder proposal regarding an equity retention policy, (5) “AGAINST” the stockholder proposal regarding an independent chairman, (6) “AGAINST” the stockholder proposal regarding acceleration of equity award vesting, and (7) “AGAINST” the stockholder proposal regarding tax gross-up payments.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE